                                                Filed Pursuant to Rule 424(b)(3)
                                                       Registration No. 333-7912

PROSPECTUS

                             LJ INTERNATIONAL INC.

             1,679,000 Warrants to Purchase Shares of Common Stock
                                      and
        1,679,000 Shares of Common Stock upon Exercise of the Warrants

     In our April 1998 initial public offering, we sold 1,679,000 shares of common stock and 1,679,000 warrants to purchase 1,679,000 shares of common stock. Each warrant entitles the holder to purchase one share of common stock at $5.75 per share through April 15, 2003.

     In addition to these 1,679,000 warrants and 1,679,000 underlying shares of common stock, this prospectus covers the sale of 292,000 shares of common stock underlying the following securities that we sold to the underwriter and/or persons related to the underwriter:

 .   stock purchase options to purchase 146,000 shares of common stock; and
 . warrant purchase options to purchase 146,000 warrants to purchase shares of common stock.

     No minimum number of warrants must be exercised, and all funds that we receive upon exercise of the warrants and the underwriter warrants will be used for general corporate purposes. As of September 29, 2000, all 1,679,000 warrants and all of the underwriter warrants were outstanding. The common stock covered by this prospectus which is issuable upon exercise of the underwriter warrants is to be sold from time to time by or for the account of certain selling shareholders. We will not receive any of the proceeds from the sale of the underwriter warrants and underlying common stock.

     See "Risk Factors" beginning on page 6 to read about factors you should consider before buying our common stock and warrants.

     Our common stock and warrants are traded on The Nasdaq National Market under the symbols "JADE" and "JADEW." On September 25, 2000, the last sale prices for the common stock and the warrants were $3.00 per share of common stock and $0.8125 per warrant.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                                                                            Underwriting      Gross
                                                               Price to    Discounts and   Proceeds to
                                                                Public      Commissions        Us

Per share of common stock on exercise of warrant......      US$     5.75     US$0.00     US$     5.75
Total.................................................      US$9,654,250     US$0.00     US$9,654,250


This information excludes estimated total expenses of this offering of approximately US$32,000 payable by us. It also does not include 292,000 shares of common stock registered for the account of selling shareholders to be offered from time to time in the market.


                The date of this prospectus is October 12, 2000

                               TABLE OF CONTENTS


                                                                                        Page
                                                                                        ----
Currency Translations..................................................................    3
Prospectus Summary.....................................................................    4
Risk Factors...........................................................................    6
Forward-Looking Statements.............................................................   12
Use of Proceeds........................................................................   12
Nature of Trading Market...............................................................   12
Dividend Policy........................................................................   13
Exchange Rates.........................................................................   13
Selected Consolidated Financial Data...................................................   15
Management's Discussion and Analysis of Financial Condition and Results of Operations..   18
Our Business...........................................................................   33
Our Management.........................................................................   45
Certain Transactions...................................................................   49
Principal Shareholders.................................................................   50
Selling Shareholders...................................................................   51
Description of Securities..............................................................   53
Taxation...............................................................................   57
Plan of Distribution...................................................................   59
Legal Matters..........................................................................   59
Experts................................................................................   59
Additional Information.................................................................   59
Index to Consolidated Financial Statements.............................................  F-1


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                             CURRENCY TRANSLATIONS

     Our published consolidated financial statements are presented in Hong Kong dollars, the lawful currency of Hong Kong. In this prospectus, references to "U.S. dollars", "US$" or "$" are to U.S. currency and references to "Hong Kong dollars" or "HK$" are to Hong Kong currency. Solely for the convenience of the reader, this prospectus contains translations of various Hong Kong dollar amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the Hong Kong dollar amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise stated, the translations of Hong Kong dollars into U.S. dollars have been made at the rate of HK$7.73 to US$1.00. See "Exchange Rates" for historical information regarding the exchange rate.

                              PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. Unless otherwise indicated, information in this prospectus assumes that there has been no exercise of the 1,679,000 warrants or the underwriter warrants.

                                  The Company

     We are a totally vertically integrated producer of finished semi-precious gemstones and fine quality gemstone jewelry. We primarily cut and polish semi-precious gemstones and design, manufacture, market and distribute gem set jewelry to fine jewelers, department stores, national jewelry chains and electronic and specialty retailers throughout North America and Western Europe. Our product line includes all major categories that are sought by major retailers, including earrings, necklaces, pendants, rings and bracelets. Our jewelry is crafted in gold, platinum and sterling silver and is set with semi-precious and precious stones, including diamonds. The average wholesale price of our jewelry is approximately $100, which equates to average retail prices between $100 and $499.

     We believe that our vertically integrated structure provides significant advantages over our competitors. All profits from value added processes are captured internally, rather than shared with third party manufacturers. The result is very competitive pricing for the retailer and enhanced profits for us. Innovative processes in stone cutting and manufacturing further enhance our competitive position.

     Our principal executive offices are located at Unit #12, 12/F, Block A, Focal Industrial Center, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong, telephone 011 (852) 2764-3622. Our Corporate Development offices are located at 10245 East Via Linda, Suite 225, Scottsdale, Arizona, 85253, USA.


                                 The Offering

Securities offered by us.....    1,679,000 warrants and 1,679,000 shares of
                                 common stock underlying the warrants. Each warrant entitles the holder to purchase one share of common stock at $5.75 per share until April 15, 2003. The warrants are not exercisable unless, at the time of exercise, we have a current prospectus under the Securities
                                 Act covering the shares of common stock
                                 issuable upon exercise of the warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the warrants. The warrants are subject to redemption by us.

Securities offered by selling
shareholders...................   292,000 shares of common stock underlying the
                                  underwriter warrants.

Use of Proceeds................   We will not receive any proceeds from the sale
                                  of the underwriter warrants or the underlying common stock. All funds that we receive upon the exercise of the warrants and the underwriter warrants will be used for general corporate purposes.

Risk Factors...................   Please read the Risk Factors section of this
                                  prospectus since an investment in our common stock or warrants involves a high degree of risk and could result in a loss of your entire investment.

Nasdaq National Market symbols
     Common Stock.........    JADE
     Purchase Warrants....    JADEW

                                 RISK FACTORS


     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of these risks occur, our business, results of operations and financial condition could be adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

We depend upon QVC, Inc. for a large portion of our sales and we cannot be certain that these sales will continue. If they do not, our revenues will likely decline.

     Although we sell to a large number of customers in a variety of markets, a substantial portion of our sales involve rings to one volume customer, QVC, Inc. For the fiscal years ended April 30, 1999 and 2000, QVC, Inc. accounted for approximately 57% and 48% of our sales. Although we have maintained a good and longstanding relationship with this customer, we do not have any long-term contracts with QVC, Inc., who orders only on a "purchase order" basis. The loss of QVC, Inc. as a customer or a significant reduction in its orders would have a materially adverse effect. We cannot assure that QVC, Inc. will continue to use us for the design and manufacture of a portion of their jewelry requirements.

We depend upon certain key personnel to manage our company.

     Our ability to successfully carry out our business plans continues to be largely dependent upon the efforts of our current management, particularly:

  .  our Chairman and President, Yu Chuan Yih;
  .  our Executive Vice President, Ka Man Au;
  .  our Senior Vice President, Joseph Tuszer;
  .  our Chief Financial Officer, Hon Tak Ringo Ng; and
  .  our Vice President of Corporate Development, Michael Gilburd.

     We have entered into an employment agreement only with Mr. Yih, since the loss of his services could have an adverse effect on our ability to achieve our business objectives. We maintain key-person life insurance in the amount of US$1,500,000 on Mr. Yih's life, with the proceeds of such insurance payable to us.

We are controlled by one of our existing shareholders, whose interests may differ from other shareholders.

     Our largest shareholder and members of his family currently own approximately 48.1% of our outstanding shares. Accordingly, they have controlling influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. They also have the power to prevent or cause a change in control. In addition, without the consent of these shareholders, we could be prevented from entering into transactions that could be beneficial to us. The interests of these shareholders may differ from the interests of the other shareholders.

We face significant competition from larger competitors.

     The manufacture and distribution of jewelry is a highly competitive industry characterized by a diversity and sophistication of product. We compete with major domestic and international companies with substantially greater financial, technical and marketing resources and personnel than us. While we believe that our vertically integrated low-cost, high-volume and quality manufacturing process provides us with a competitive edge, there can be no assurance other jewelry manufacturers will not similarly develop low-cost, high-volume production capability or an even better process, providing greater competition for us and materially affecting our business prospects.

Material factors relating to the operations of the business could affect our success.

     As a manufacturer and merchandiser of low-cost, high-quality gem-set jewelry, our existing and future operations are and will be influenced by several factors, including:

  .  technological developments in the mass production of jewelry;
  . our ability to efficiently meet the design and production requirements of our customers; and
  .  the market acceptance of our customers' jewelry.

     Further factors impacting the success of our operations are:

  .  increases in expenses associated with continued sales growth;
  .  our ability to control costs;
  . our management's ability to evaluate the public's taste and new orders to target satisfactory profit margins;
  . our capacity to develop and manage the introduction of new designed products; and
  .  our ability to compete.

     Quality control is also essential to our operations, since customers demand compliance with design and product specifications and consistency of production. We cannot assure that the revenue growth will be sustained on a quarterly or annual basis.

Our sales and marketing operations are performed principally at our executive offices which are located in Hong Kong. As a result, our results of operations and financial condition may be influenced by the political situation in Hong Kong and by the general state of the Hong Kong economy.

     On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to China, and Hong Kong became a Special Administrative Region of China, an SAR. As provided in the Sino-British Joint Declaration on the Question of Hong Kong, the "Joint Declaration", and the Basic Law of the Hong Kong SAR of China, the "Basic Law", the Hong Kong SAR is to have a high degree of autonomy except in foreign and defense affairs. Under the Basic Law, the Hong Kong SAR is to have its own legislature, legal and judicial system and full economic autonomy for 50 years. Based on the current political conditions and our understanding of the Basic Law, we do not believe that the transfer of sovereignty over Hong Kong will have an adverse impact on our financial and operating environment. We cannot assure, however, that changes in political or other conditions will not result in such an adverse impact.

Our manufacturing facilities are located in China. Our results of operations and financial condition may therefore be influenced by the economic, political, legal and social conditions in China.

     Since 1978, the Chinese government has been reforming, and is expected to continue to reform, China's economic and political systems. Such reforms have resulted in significant social progress. Other political, economic and social factors could also lead to further readjustment of the reform measures. This refinement and readjustment process may not always have a positive effect on our operations in China. At times, we may also be adversely affected by changes in policies of the Chinese government such as changes in laws and regulations or their interpretation, the introduction of additional measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad. Our management believes that the basic principles underlying the reforms will continue to provide an acceptable framework for China's political and economic systems. This is because of the broad support for the reform process and the fact that the economic system in China has already undergone extensive changes as a result of the success of such reforms.

Our products are currently manufactured at our factories located in Shantou and Shenzhen, China. However, firefighting and disaster relief or assistance in China are primitive by Western standards.

     We have obtained fire, casualty and theft insurance aggregating approximately $7.5 million covering several of our stock in trade, goods and merchandise, furniture and equipment and factory buildings in China. The proceeds of such insurance may not be sufficient to cover material damage to, or the loss of, our factories due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects. Consistent with the customary practice among enterprises in China and due to the cost in relation to the benefit, we do not carry any business interruption insurance in China.

Sales of our jewelry to retailers are generally stronger between June and January of each year due to the importance of the holiday selling season.

     The approximately 48% of our sales during the fiscal year ended April 30, 2000 to our largest customer, QVC, Inc., were not seasonal in nature. It has been our management's experience that the remaining 52% of our total sales are seasonally sensitive.

Although our sales and net income have been steadily growing, retail jewelry sales are sensitive to fluctuations in the economic cycle.

     Unfavorable general economic conditions have an adverse effect on consumer spending and, therefore, on our business. We believe our growth and products are less sensitive to economic downturns due to our mass manufacturing capabilities, merchandising, and low-cost products that are more impulse purchase items. Unfavorable general economic conditions or a downturn in consumer confidence may in the future have an adverse effect on consumer spending preferences and, therefore, on our business.

We lack patent protection for our manufacturing process.

     We believe that one of our most competitive advantages is our vertically integrated manufacturing structure that produces high quality jewelry in large quantities and at favorable prices. However, the general concepts of such high volume production are known in the industry and the ability of others to build upon the basic processes and develop similar, if not better, applications to high volume production could have an adverse competitive impact.

Our holding company structure creates restrictions on the payment of dividends.

     We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

It may be difficult to serve us with legal process or enforce judgments against us or our management.

     We are a British Virgin Islands holding company, and all or a substantial portion of our assets are located in China and Hong Kong. In addition, all but two of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of the British Virgin Islands, China or Hong Kong would enforce:

  . judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

  . in original actions brought in the British Virgin Islands, China or Hong Kong, liabilities against us or non-residents based upon the securities laws of the United States or any state.

Non-registration of the warrants and the underlying common stock in certain jurisdictions may make them worthless.

     The warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares are registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the warrants. For the life of the warrants, we will attempt to maintain a current effective registration statement relating to the shares of common stock issuable upon exercise of the warrants. If we are unable to maintain a current registration statement because the costs render it uneconomical, or because the value of the shares of common stock underlying the warrants is less than the exercise price, or any number of other reasons, the warrant holders will be unable to exercise the warrants and the warrants may become valueless.

     Although the warrants will not knowingly be sold to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale, purchasers may buy warrants in the after-market or may move to jurisdictions in which the shares underlying the warrants are not registered or qualified during the period that the warrants are exercisable. In this event, we would be unable to issue shares of common stock to those persons desiring to exercise their warrants, whether in response to a redemption notice or otherwise, unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or exemptions exist in such jurisdictions from such qualification. Warrant holders would have no choice but to attempt to sell the warrants or allow them to expire unexercised.

Some information about us may be unavailable due to exemptions under the Exchange Act for a foreign private issuer.

     We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies, including:

  . the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K;
  . the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and
  . the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction.

Because of these exemptions, investors are not provided the same information generally available to investors in public companies organized in the United States.

                          FORWARD-LOOKING STATEMENTS


     This prospectus contains certain forward-looking statements that are based on beliefs and assumptions of our management. Often, you can recognize these statements because we use words such as "believe", "anticipate", "intend", "estimate", "future", "plans", "will" and "expect" in the statements. Our actual performance after April 30, 2000 could differ materially from the forward-looking statements contained in this prospectus. However, we are not obligated to release publicly any revisions to the forward-looking statements contained in this prospectus.

                                USE OF PROCEEDS

     We presently anticipate that the proceeds from the exercise of the warrants and the underwriter warrants will be applied and allocated to our working capital for general corporate purposes. If the proceeds are not used immediately, they may be invested in short-term interest bearing, investment grade securities.

                           NATURE OF TRADING MARKET

     Our common stock is traded in the over-the-counter market and is quoted on The Nasdaq National Market under the symbol "JADE." The following table sets forth, on a quarterly basis, the high and low sales prices for the common stock for the last two fiscal years:

     Quarter ended:            High    Low
     -----------------------  ------  -----

     July 31, 1998            $ 7.50  $4.50
     October 31, 1998         $ 6.00  $3.88
     January 31, 1999         $ 7.00  $4.00
     April 30, 1999           $11.50  $4.31

     July 31, 1999            $ 7.13  $4.00
     October 31, 1999         $ 5.00  $2.50
     January 31, 2000         $ 8.00  $2.75
     April 30, 2000           $ 6.25  $3.00

     The warrants are traded in the over-the-counter market and are quoted on The Nasdaq National Market under the symbol "JADEW." The following table sets forth, on a quarterly basis, the high and low sales prices for the warrants for the last two fiscal years:

     Quarter ended:            High    Low
     -----------------------  ------  ------

     July 31, 1998            $1.656  $0.625
     October 31, 1998         $1.516  $0.563
     January 31, 1999         $2.813  $ 1.00
     April 30, 1999           $ 8.25  $ 1.75

     July 31, 1999            $3.938  $ 1.75
     October 31, 1999         $ 2.00  $ 1.00
     January 31, 2000         $ 2.50  $1.063
     April 30, 2000           $ 2.50  $1.125

     We do not believe that there is any principal non-United States trading market for the common stock or the warrants. We believe that Cede & Co. holds a substantial majority of the outstanding common stock and warrants in the United States as record holder.

                                DIVIDEND POLICY

     We do not intend to pay dividends on our common stock in the foreseeable future. Instead, we will retain our earnings to support our growth strategy and for general corporate purposes. As a holding company, our ability to pay dividends depends upon our receipt of dividends or other payments from our subsidiaries and other holdings and investments. In addition, our operating subsidiaries from time to time may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other currency and other regulatory restrictions. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions and other factors. Any dividends paid in the future on the common stock may be paid in either U.S. dollars or Hong Kong dollars.


                                EXCHANGE RATES

     We have prepared our consolidated financial statements in accordance with Hong Kong generally accepted accounting principles consistently applied and publish such statements in Hong Kong dollars, which is the functional currency of our subsidiaries and the legal tender currency of Hong Kong. All references to "Hong Kong dollars" or "HK$" are to Hong Kong dollars. All references to "U.S. Dollars," "dollars" or "$" are to United States dollars. Conversion of amounts from Hong Kong dollars into United States dollars for the convenience of the reader has been made at the exchange rate of US$1.00 = HK$7.73.

     The following table sets forth certain information concerning exchange rates between Hong Kong dollars and U.S. dollars for the periods indicated. It represents the noon buying rate in New York for cable transfers payable in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. The average noon buying rate is determined by averaging the rates on the last business day of each month during the relevant period.

Calendar Year                    Period End  Average    High    Low
-------------                    ----------  --------  ------  ------
                                             Noon Buying Rate
                                             ----------------
                                               (HK$per US$)
1995                                 7.7323    7.7357  7.7665  7.7300
1996                                 7.7347    7.7345  7.7440  7.7310
1997                                 7.7495    7.7431  7.7550  7.7275
1998                                 7.7476    7.7467  7.7595  7.7355
1999                                 7.7740    7.7594  7.7814  7.7457
2000 (through April 30, 2000)        7.7867    7.7818  7.7867  7.7765

                     SELECTED CONSOLIDATED FINANCIAL DATA
               (Dollars in thousands, except per share amounts)

     The following selected consolidated financial data with respect to each of the years in the five-year period ended April 30, 2000 have been derived from our audited consolidated financial statements. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes included elsewhere in this prospectus.

     We prepare our consolidated financial statements in accordance with Hong Kong GAAP, which differs in certain material respects from US GAAP. For a discussion of the significant differences between Hong Kong GAAP and US GAAP, see Note 17 of Notes To And Forming Part Of The Financial Statements.

Consolidated Statements of Operations Data:

                                                                                 Year ended April 30,
                                             1996            1997            1998            1999            2000            2000
                                              HK$             HK$             HK$             HK$             HK$             US$
Amount in accordance with Hong
 Kong GAAP
Operating revenues......................     87,318          92,258         124,199         195,219         300,901          38,926
                                             ======          ======         =======         =======         =======          ======
Operating income........................     13,828          21,930          31,540          39,723          38,725           5,010
Interest expense, net...................     (5,693)         (3,999)         (6,964)         (5,186)         (2,980)           (386)
                                             ------          ------         -------         -------         -------          ------
Income before income taxes..............      8,135          17,931          24,576          34,537          35,745           4,624
Income taxes............................       (620)         (2,210)         (2,120)           (380)            (25)             (3)
                                             ------          ------         -------         -------         -------          ------
Net income .............................      7,515          15,721          22,456          34,157          35,720           4,621
                                             ------          ------         -------         -------         -------          ------
Dividends per share ....................       0.57               -               -               -               -               -
                                             ------          ------         -------         -------         -------          ------

Numerator:
Net income used in computing basic
 earnings per share.....................      7,515          15,721          22,456          34,157          35,720           4,621
Interest on 3% convertible debentures             -               -               -               -             251              32
                                             ------          ------         -------         -------         -------          ------
Adjusted net income used in
 computing diluted earnings per
 share..................................      7,515          15,721          22,456          34,157          35,971           4,653
                                             ------          ------         -------         -------         -------          ------


Denominator:
Weighted average number of shares
 outstanding - basic (thousands)              4,387           4,387           4,539           6,347           6,589           6,589
Effect of dilutive potential ordinary
 shares:
 3% convertible debentures .............          -               -               -               -             337             337
 Warrants ..............................          -               -               5               -               7               7
 Options ...............................          -               -               -               1               -               -
                                            -------        --------        --------        --------        --------         -------
Weighted average number of shares
 outstanding - diluted (thousands)            4,387           4,387           4,544           6,348           6,933           6,933
                                            =======        ========        ========        ========        ========         =======

Earnings per share - basic .........           1.71            3.58            4.95            5.38            5.42            0.70
                                            =======        ========        ========        ========        ========         =======

Earnings per share - diluted .......           1.71            3.58            4.94            5.38            5.19            0.67
                                            =======        ========        ========        ========        ========         =======

                                                                                    Year ended April 30,
                                              1996            1997            1998            1999            2000            2000
                                               HK$             HK$             HK$             HK$             HK$             US$
Amount in accordance with US
 GAAP
Operating revenues..................         87,318          92,258         124,199         195,219         300,901          38,926
                                            =======        ========        ========        ========        ========         =======
Operating income before income taxes          7,563          16,599          14,325          33,738          34,989           4,526
                                            -------        --------        --------        --------        --------         -------
Net income per US GAAP .............          6,943          14,389          12,205          33,358          34,964           4,523
                                            -------        --------        --------        --------        --------         -------

Dividends per share ................           0.55               -               -               -               -               -
                                            -------        --------        --------        --------        --------         -------

Numerator:
Net income used in computing basic
 earnings per share ................          6,943          14,389          12,205          33,358          34,964           4,523
Interest on 3% convertible debentures             -               -               -               -             251              32
                                            -------        --------        --------        --------        --------         -------
Adjusted net income used in
 computing diluted earnings per
 share ..............................         6,943          14,389          12,205          33,358          35,215           4,555
                                            =======        ========        ========        ========        ========         =======


Denominator:
Weighted average number of shares
 outstanding under
 HK GAAP - basic (thousands)                  4,387           4,387           4,539           6,347           6,589           6,589
Shares for Deen Merger                          143             143              62               -               -               -
                                            -------        --------        --------        --------        --------         -------
Weighted average number of shares
 outstanding under
 US GAAP - basic (thousands)                  4,530           4,530           4,601           6,347           6,589           6,589
Effect of dilutive potential ordinary
 shares:
 3% convertible debentures .............          -               -               -               -             337             337
 Warrants ..............................          -               -               5               -              18              18
 Options ...............................          -               -               -               1               -               -
                                            -------        --------        --------        --------        --------         -------
Weighted average number of shares
 outstanding under
 US GAAP - diluted (thousands)                4,530           4,530           4,606           6,348           6,944           6,944
                                            =======        ========        ========        ========        ========         =======

Earnings per share - basic .............       1.53            3.18            2.65            5.26            5.31            0.69
                                            =======        ========        ========        ========        ========         =======

Earnings per share - diluted .......           1.53            3.18            2.65            5.26            5.07            0.66
                                            =======        ========        ========        ========        ========         =======
Consolidated Balance Sheet Data:
                                                                                As of April 30,
                                             1996            1997            1998            1999            2000             2000
                                              HK$             HK$             HK$             HK$             HK$              US$
Amount in accordance with
 Hong Kong GAAP
 Working capital ...................        (15,092)         (2,757)         39,090          75,645         158,795          20,543
 Total assets ......................         64,763          82,879         154,616         222,875         310,539          40,173
 Long-term obligations .............         13,913          13,006          10,544           9,028          29,472           3,813
 Total shareholders' equity ........          1,260          16,981          90,257         128,428         188,179          24,344

Amount in accordance with
 US GAAP
 Working capital ...................        (15,092)         (2,757)         39,090          75,645         158,795          20,543
 Total assets ......................         63,544          78,533         142,307         213,020         303,473          39,259
 Long-term obligations .............         13,913          13,006          10,544           9,028          29,472           3,813
 Total shareholders' equity ........             41          12,635          77,948         118,573         181,112          23,430

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with our financial statements and notes to the financial statements appearing elsewhere. The amounts reflected in the following discussion are in Hong Kong Dollars, the functional currency of our subsidiaries and the legal tender currency of Hong Kong Special Administrative Region of China. The average exchange rate adopted for the periods presented is US$1 = HK$7.73 and unless otherwise indicated is the rate used in this discussion.

Overview

     We are a holding company, owning directly or indirectly 100% of the equity of:

     .  Lorenzo Jewelry Mfg. (H.K.) Limited,
     .  Shantou SEZ Lorenzo Gems & Craft Factory Co., Ltd.,
     .  Shantou Lorenzo Jewelry Mfg.,
     .  Precious Gems Trading Ltd.,
     .  Lorenzo Gems Manufacturing (Shenzhen) Co., Ltd.,
     .  Golden Horizon Trading Ltd.,
     .  Lorenzo Jewellery (Shenzhen) Co., Ltd.,
     .  Fine Gift Enterprises Ltd.,
     .  Lorenzo Diamond Jewelry Mfg. Co., Limited, and
     . Lorenzo Marketing Co. Limited, which was 60% owned until March 22, 2000, when the remaining 40% was acquired.

     Collectively, these entities are referred to as us. Substantially all of our operating assets are held by our subsidiaries, which are located in Hong Kong and/or China. While Lorenzo Jewelry has operated since 1987, we were incorporated in January 1997, and subsequently merged with Lorenzo Jewelry and its subsidiaries.

     We are a totally vertically integrated producer of finished semi-precious gemstones and fine quality gemstone jewelry. We primarily cut and polish semi-precious gemstones and design, manufacture, market and distribute gem set jewelry to fine jewelers, department stores, national jewelry chains and electronic and specialty retailers throughout North America and Western Europe. Our product line includes all major categories that are sought by major retailers, including earrings, necklaces, pendants, rings and bracelets. Our jewelry is crafted in gold, platinum and sterling silver and is set with semi-precious and precious stones, including diamonds. The average wholesale price of the jewelry produced by us is approximately $100, which equates to average retail prices between $100 and $499.

     During fiscal year ended 1998, we completed our initial public offering and raised gross proceeds of HK$58,051,000 (US$7,510,000) from the sale of common stock and warrants. Additional amounts were received during the year ended April 30, 1999 from the exercise of the over-allotment of common stock in the offering. The completion of this offering was a very significant development for us and required substantial management time away from our normal operations. In fiscal year ended 1999, we re-focused all of our energy to the operation of our primary business with the goal of further increasing sales and the operating performance. In fiscal year ended 2000, we raised gross proceeds of HK$50,245,000 (US$6,500,000) from an issue of 3% convertible debentures. The proceeds were allocated to working capital for general corporate purposes.

Fiscal 2000 compared to Fiscal 1999

Net Sales

     Net sales increased 54% to HK$300,901,000 (US$38,926,000) in fiscal year ended 2000 from HK$195,219,000 (US$25,255,000) in fiscal year ended 1999. This increase is primarily driven by volume increases in sales to new and existing customers, including QVC, Sterling Inc. and Mervyn's. We also expanded our gem lines during the year in order to provide a complete range of jewelry to our existing and new customers. The diamond jewelry sales accounted for 5.7% of the total net sales in fiscal year 2000.

Gross Profit

     The gross profit margin dropped from 49% in 1999 to 41% in 2000 due to:

     . a change in the product mix. Previously, most of our sales are jewelry set with semi-precious stones; in 2000, more sales are made with precious stones and diamonds. Diamond jewelry generally has higher sales value but much lower profit margin;
     . additional model making charges incurred and expensed to build up the diamond jewelry sample lines; and
     . discounts given on certain volume sales programs for existing customers and discounts given to new customers to induce businesses.

As the proportion of the diamond jewelry sales is expected to rise, the profit margin is expected to drop and stabilize at around 38% in the next few years.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased 43% to HK$81,617,000 (US$10,558,000) or 27% of net sales in 2000, compared with HK$56,880,000
(US$7,358,000) or 29% of net sales in 1999.

     The decrease of 2% is the net effect of :

     . more contributions to the fixed cost even though the profit margin is lower; and
     . increased personnel in sales and marketing, design and logistics to cope with the significant sales growth. As a result, we have leased an additional office space of around 2,000 square feet in our Hong Kong headquarters.

Other Income/Expenses

     Other expenses, net of income, which principally consisted of interest expenses, interest income, rental income and issuing cost for convertible debentures, increased to HK$6,224,000 (US$805,000) in 2000 from HK$4,439,000
(US$575,000) in 1999.

     Net interest expenses decreased 42.5% to HK$2,980,000 (US$386,000) in 2000 from HK$5,186,000 (US$671,000) in 1999. The proceeds from the issuance of the convertible debentures during fiscal 2000 provided us with working capital and level of borrowings dropped during 2000.

     Rental income increased 84.6% to HK$875,000 (US$113,000) in 2000 from HK$474,000 (US$61,000) in 1999, which is mainly due to a short-term lease of one of the investment properties during 2000.

     During 2000, we issued convertible debentures with gross proceeds of HK$50,245,000 (US$6,500,000) and incurred HK$4,524,000 (US$585,000) issuing expenses.

Income Taxes

     We were incorporated in the British Virgin Islands and, under current law of the British Virgin Islands, are not subject to tax on income or on capital gains.

     For our subsidiaries in Hong Kong, the prevailing corporate income tax rate is 16%.

     Our subsidiaries in China are registered to qualify as Foreign Investment Enterprises in China and are eligible for certain tax holidays and concessions. Accordingly, certain of our Chinese subsidiaries are exempt from Chinese income tax for two years starting from their first profit making year, followed by a 50% reduction of tax for the next three years. Certain subsidiaries initiated their first year of tax holidays during 2000. As a result, we have not recorded any Chinese income tax expense. Chinese income tax in the future will be calculated at the applicable rates relevant to the Chinese subsidiaries, which currently are 15%.

     Net income tax decreased 93% to HK$25,000 (US$3,000) in 2000 from HK$380,000 (US$49,000) in 1999. This is the net effect of a current year Hong Kong tax provision of

HK$1,207,000 (US$156,000) and the previous years' over provision of HK$1,182,000 (US$153,000).

Fiscal 1999 compared to Fiscal 1998

Net Sales

     Net sales increased 57% to HK$195,219,000 (US$25,255,000) in the fiscal year ended April 30, 1999 from HK$124,199,000 (US$16,067,000) in the fiscal year ended 1998. This increase was primarily driven by volume increases in sales to existing customers, including QVC, Inc. and International Jewelry Connection, a national network of independent sales representatives who sell jewelry through direct contact with retail accounts. In addition, our new sterling silver product line was introduced to the market during fiscal 1999.

Gross Profit

     The gross profit margin remained at 49% in 1999 and 1998 as our vertical integration assures tight controls over the quality of the whole manufacturing processes, including cutting and processing, and minimizes wastage during the manufacturing processes. There was no material fluctuation in the sales price of our products during 1999.

     We intentionally purchased more rough gem stone in 1999 to take advantage of the expected rise in selling price.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased 70% to HK$56,880,000 (US$7,358,000) or 29% of net sales in 1999 compared with HK$33,545,000 (US$4,340,000) or 27% of net sales in 1998.

     The increase was mainly attributable to the operation of our newly set-up Shenzhen factory in February 1998, which has over 50,000 square feet floor area with over 1,500 staff and workers employed. In addition, our management and administrative staff in our Hong Kong headquarters also increased to cope with our increased sales volume and to provide us with administrative support.

Other Income/Expenses

     Other expenses, net of income, which principally consisted of interest expenses, rental income and gain on disposal of property, plant and equipment, increased to HK$4,439,000 (US$575,000) in 1999 from HK$2,785,000 (US$360,000) in
1998.

     Net interest expenses decreased 25.5% to HK$5,186,000 (US$671,000) in 1999 from HK$6,964,000 (US$901,000) in 1998. The proceeds from the IPO and issuance of warrants during the year provided us with working capital and the level of borrowings dropped during the year.

     Rental income decreased 62.7% to HK$474,000 (US$61,000) in 1999 from HK$1,273,000 (US$165,000) in 1998, which was mainly due to using one of the properties as an office to provide administrative support instead of being sub-let out for rental.

     In addition, we sold an investment property in 1998 for HK$3,800,000 (US$492,000) to Mr. Yu Chuan Yih and had a gain of HK$2,904,000 (US$376,000). The consideration of the property was based on a valuation report prepared by an independent professional appraiser. Accounting treatment for this transaction is different under US GAAP (see "Reconciliation to US GAAP"). No disposal of property was made in 1999.

Income Taxes

     We were incorporated in the British Virgin Islands and, under current law of the British Virgin Islands, are not subject to tax on income or on capital gains.

     For our subsidiaries in Hong Kong, the prevailing corporate income tax rate is 16%.

     Our subsidiaries in China are registered to qualify as Foreign Investment Enterprises in China and are eligible for certain tax holidays and concessions. Accordingly, certain of our Chinese subsidiaries are exempt from Chinese income tax for two years starting from their first profit making year, followed by a 50% reduction of tax for the next three years. These subsidiaries have sustained losses for the Chinese income tax purposes. As a result, we have not recorded any Chinese income tax expense. Chinese income tax in the future will be calculated at the applicable rates relevant to the Chinese subsidiaries, which currently are 15%.

     Income tax decreased 82% to HK$380,000 (US$49,000) in 1999 from HK$2,120,000 (US$274,000) in 1998. Despite increase in profit during the year which is attributable to the full operation of the Chinese subsidiaries, income tax actually decreased as a result of the restructuring of the intra-group pricing policy.

Fiscal 1998 compared to Fiscal 1997

Net Sales

     Net sales for the fiscal year ended April 30, 1998 totaled HK$124,199,000 (US$16,067,000), compared to HK$92,258,000 (US$11,935,000) in fiscal year 1997, an increase of HK$31,941,000 (US$4,132,000) or 34.6%. This increase resulted from an increase of over 900% in sales through International Jewelry Connection in the United States from HK$1,392,000

(US$180,000) in fiscal 1997 to HK$14,152,000 (US$1,831,000) in fiscal 1998.
Sales to our largest customer, QVC, Inc., also rose by 8%, and represented 55% of sales in fiscal 1998 compared to 69% in fiscal 1997.

Gross Profit

     Gross profit for fiscal 1998 was HK$60,906,000 (US$7,879,000), compared to HK$44,205,000 (US$5,719,000) in fiscal 1997, an increase of HK$16,701,000
(US$2,161,000) or 37.8%, whereas gross profit margin increased to 49.0% from 47.9% in fiscal 1997. This increase was mainly due to increased sales of higher margin products and better production efficiency and control linked to utilization of new production equipment in our Shantou facility.

     The increase in gross margin was impacted by the sales of HK$10,142,000 (US$1,312,000) in gems stone rough inventory to another company. Gross margin on this sale was only 10%. We liquidate the inventory by selling to other companies while it is not a regular occurrence. We may periodically utilize this strategy to reduce excess gems stone inventory when it is considered beneficial to us.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses for fiscal 1998 were HK$33,545,000 (US$4,340,000), an increase of 41.8% as compared with HK$23,657,000 (US$3,060,000) in fiscal 1997. HK$4,255,000 (US$550,000) was directly related to startup costs associated with the new Shenzhen factory which included personnel and training costs.

     Selling expenses increased by HK$2,464,000 (US$319,000) from HK$6,484,000 (US$839,000) or 7% of sales in fiscal 1997 to HK$8,948,000 (US$1,158,000) or 7%
of sales in fiscal 1998 basically due to commissions, overseas travelling expenses, bonus payments for contracted sales force, and increased marketing and promotional expenses associated with increase in sales.

     General and administrative expenses increased by HK$7,424,000 (US$960,000) from HK$17,173,000 (US$2,221,600) in fiscal 1997 to HK$24,597,000 (US$3,182,000)
in fiscal 1998. The increase was mainly due to expansion in management and administrative staff, increase in wage level, and various office and administrative expenses associated with increase in sales.

Other Income/Expenses

     Net other expenses totaled HK$2,785,000 (US$360,000) during fiscal 1998 as compared to a net other expense of HK$2,617,000 (US$339,000) in fiscal 1997 and consisted principally of interest expense and rental income.

     Net interest expenses increased by HK$2,965,000 (US$384,000) from HK$3,999,000 (US$517,000) in fiscal 1997 to HK$6,964,000 (US$901,000) in fiscal
1998. This 74% increase was principally due to general increase in interest rate level and additional borrowings to fund business growth and establish a new jewelry factory in Shenzhen.

     Rental income for fiscal 1998 was HK$1,273,000 (US$165,000) as compared with net rental income of HK$1,280,000 (US$166,000) in fiscal 1997. There was no material change between the two periods.

     During fiscal 1998, we sold an investment property for HK$3,800,000 (US$492,000) to Mr. Yu Chuan Yih and had a gain of HK$2,904,000 (US$376,000). The consideration of the property was based on a valuation report prepared by an independent professional appraiser. Accounting treatment for this transaction is different under US GAAP.

Income Taxes

     We were incorporated in the British Virgin Islands and, under current law of the British Virgin Islands, are not subject to tax on income or on capital gains.

     For our subsidiaries in Hong Kong, the prevailing corporate income tax rate is 16%.

     Our subsidiaries in China are registered to qualify as Foreign Investment Enterprises in China and are eligible for certain tax holidays and concessions. Accordingly, certain of the Chinese subsidiaries are exempted from Chinese income tax for two years starting from their first profit making years, followed by a 50% reduction of tax for next three years. These subsidiaries have sustained losses for the Chinese income tax purpose. As a result, we have not recorded any Chinese income tax expense. Chinese income tax in the future will be calculated at the applicable rates relevant to the Chinese subsidiaries which currently are 15%.

     For fiscal 1998, income taxes decreased by HK$90,000 (US$12,000) to HK$2,120,000 (US$274,000) from HK$2,210,000 (US$286,000) in fiscal 1997.
Despite increase in profit during the year which is attributable to the full operation of our Chinese subsidiaries, income tax actually decreased as the result of restructuring of our intra-group pricing policy.

Liquidity and Capital Resources

     We have no direct business operations other than our ownership of our subsidiaries. Our ability to pay dividends and meet other obligations depends upon our receipt of dividends or other payments from our operating subsidiaries. There currently are no known restrictions on our subsidiaries to pay dividends to us; however, we do not currently intend to pay dividends to our shareholders.

Cash:
----

     The primary sources of our cash for working capital and capital expenditure for fiscal 2000 had been the net cash inflows from operating revenue and the issue of the 3% convertible debentures. Seasonal working capital needs have been met through short-term borrowing under revolving lines of credit.

     For the fiscal year ended April 30, 2000, as a result of HK$30,161,000 (US$3,902,000) cash provided by financing activities and HK$8,738,000 (US$1,131,000) and HK$5,162,000 (US$668,000) used by operating and investing activities, as well as HK$2,804,000 (US$363,000) net cash used for returns on investments and servicing of finance and HK$93,000 (US$12,000) paid for income taxes, cash and cash equivalents increased by HK$13,364,000 (US$1,728,000).

     Net cash used by operating activities in fiscal 2000 was HK$8,738,000 (US$1,131,000) as compared with net cash provided of HK$1,898,000 (US$245,500) in fiscal 1999. Negative cash flows from operating activities are principally the result of improved operating results, offset by increased working capital requirement attributable to the increase in accounts receivable and inventory levels.

     For the fiscal year ended April 30, 2000, net cash used in investing activities was HK$5,162,000 (US$668,000) , a decrease of HK$2,640,000
(US$341,000) as compared with HK$7,802,000 (US$1,009,000)  in fiscal 1999.  The net cash used in investing activities during fiscal 2000 was mainly for the acquisition of the remaining 40% of the share capital of Lorenzo Marketing Co., Ltd., and the purchase of office equipment and decoration of the additional office space rented in Hong Kong.

Accounts Receivable:
-------------------

     As of April 30, 2000, net accounts receivable increased by HK$8,517,000 (US$1,102,000) to HK$42,689,000 (US$5,523,000) from HK$34,172,000 (US$4,421,000)
as of April 30, 1999. The increase in net accounts receivable is in line with the increase in sales. The sales to customers are generally offered a 60-day credit period.

Inventory:
---------

     Inventory increased by HK$54,806,000 (US$7,090,000) from HK$93,636,000
(US$12,113,000) as of April 30, 1999 to HK$148,442,000 (US$19,203,000) as of
April 30, 2000. The increase was due to our management's anticipation of significant increase in sales for the new fiscal year, increase in the cost of rough gem stone, more sample lines of jewelry built up, and to maintain sufficient inventory for block-orders, especially for QVC.

Prepayment and Other Current Assets:
-----------------------------------

     We advanced HK$15,460,000 (US$2,000,000) to one of our principal gem stone suppliers to secure the first right and steady gem stone supplies. The advance was included in the balance of the accounts receivable as of April 30, 1999, and has been reclassifed retrospectively to prepayment and other current assets in fiscal 1999 and 2000.

Letters of Credit:
-----------------

     As of April 30, 2000, we had various letters of credit under banking facilities which aggregated HK$66,500,000 (US$8,603,000). We had HK$34,193,000 (US$4,423,000) and HK$25,941,000 (US$3,356,000) outstanding under letters of credit as of April 30, 1999 and 2000. Under our letters of credit, we are required to maintain certain cash balance which totaled HK$15,185,000 (US$1,964,000) and HK$26,000,000 (US$3,363,000) as of April 30, 1999 and 2000.

Gold Loan Facilities:
--------------------

     We have also secured "gold loan" facilities with various banks in Hong Kong which typically bear a below-market interest rate. At the close of each reporting period, the gold loan is "marked to market" with changes reflected on the income statement. Due to lower interest rates charged for gold loans and declining prices of gold, our cost through our gold loan program has been substantially less than the costs that would be incurred if we were to finance the purchase of all of our gold requirements with borrowings under our letter of credit facility or other credit arrangements. The gold loan, however, does expose us to certain market risks associated with potential future increases in the price of gold, and we currently do not hedge against such risks. Under the gold loan arrangements, we may defer the purchase until such time as we decide appropriate, the price being paid will be the current market price at time of payment. We had outstanding loans to purchase 4,300 and 4,850 ounces of gold as of April 30, 1999 and 2000, with the related balances being HK$9,500,000 (US$1,229,000) and HK$10,259,000 (US$1,327,000). Interest rates for these loans were 3.15% to 3.45% as of April 30, 2000 (1999: 3.1% to 3.3%).  Unrealized gain on the unsettled gold loans as of April 30, 1999 and 2000 were HK$630,000 (US$82,000) and HK$338,000 (US$44,000).

Notes Payable:
-------------

     Long-term mortgage loans on our properties aggregated HK$13,923,000 (US$1,801,000) and HK$10,139,000 (US$1,311,000) as of April 30, 1999 and 2000.
Substantially all of our properties are pledged as collateral for our banking facilities.

Promissory Notes:
----------------

     On October 17, 1997, we completed the sale of promissory notes amounting to HK$6,049,000 (US$783,000). These notes provided for interest of 7% and the note holders were repaid in full from the proceeds of our initial public offering.
In addition, they received 156,500 shares of our common stock upon completion of the public offering. As of April 30, 1998, we had outstanding promissory notes amounting to HK$2,184,000 (US$283,000), which were repaid during the year ended April 30, 1999.

Initial Public Offering - 1998:
------------------------------

     In April 1998, we completed an initial public offering in which we sold 1,460,000 shares of common stock and 1,679,000 warrants. We realized gross proceeds of HK$58,051,000 (US$7,510,000) from this offering. We may realize additional proceeds from the exercise of the warrants, although there can be no assurance that such warrants will be exercised. During the fiscal year ended April 30, 1999, we received gross proceeds of HK$8,464,000 (US$1,095,000) from the sale of 219,000 shares of common stock pursuant to an over-allotment option granted in the offering.

Convertible Debentures - 2000:
-----------------------------

     On October 29, 1999, we entered into a Securities Purchase Agreement with an accredited investor pursuant to which we agreed to issue and the investor agreed to purchase up to HK$81,165,000 (US$10,500,000) of 3% convertible debentures, as well as common stock purchase warrants. During the fiscal year ended April 30, 2000, we received gross proceeds of HK$50,245,000 (US$6,500,000) from the issue of the 3% convertible debentures to that investor. HK$27,055,000 (US$3,500,000) of the gross proceeds and related interest expenses have been converted into 1,072,412 shares of our common stock as at April 30, 2000. The remaining HK$23,190,000 (US$3,000,000) was subsequently converted into 1,233,557 shares of our common stock after the fiscal year ended April 30, 2000.

Looking Forward:
---------------

     We anticipate that cash flow from operations, proceeds from the issue of the convertible debentures, borrowings available under our existing credit line and our gold loan arrangement will be sufficient to satisfy our capital needs for the next twelve months.

Reconciliation to US GAAP

     We prepare our financial statements under Generally Accepted Accounting Principles as practiced in Hong Kong, which we refer to as HK GAAP. There are certain differences between HK GAAP and GAAP as practiced in the United States, which we refer to as US GAAP. In consideration of US GAAP, certain adjustments would have been provided.

     In connection with the bridge financing associated with our public offering, we were required under SEC accounting rules to record for US GAAP purposes additional costs associated with the issuance of 156,500 shares of our common stock to the holders of the promissory notes for no additional consideration. The value associated with these shares is HK$6,049,000 (US$783,000) based on the common stock price associated with the offering, which was amortized as an additional interest expense for the period from October 1997 to April 1998. Similar costs are not expected to be re-occurring in the future.

     Under US GAAP, for the fiscal year ended April 30, 2000, HK$472,000 (US$61,000) would be recorded as depreciation expenses on properties and investment properties and HK$275,000 (US$36,000) would be recorded as amortization of financial consulting fee for the IPO. In addition, HK$136,000 (US$18,000) of compensation cost in connection with the fair value of warrants granted to a consultant; HK$238,000 (US$31,000) for the amortization of discount on convertible debentures and HK$328,000 (US$42,000) of compensation cost of the fair value of warrants granted to the convertible debentures placement agent, would be expensed. In addition, HK$7,000 (US$1,000) in relation to the amortization of goodwill and HK$686,000 (US$89,000) in relation to the amortization of certain offering costs in which the related deferred costs were expensed under US GAAP in previous years would also be credited. As a result, our net income for the year ended April 30, 2000 under US GAAP would be HK$34,964,000 (US$4,523,000).

     Under US GAAP, for the fiscal year ended April 30, 1999, HK$472,000 (US$61,000) would be recorded as depreciation expenses on properties and investment properties and HK$417,000 (US$54,000) would be recorded as amortization of financial consulting fee for the IPO. In addition, HK$83,000 (US$10,000) in relation to the amortization of certain offering costs and HK$7,000 (US$1,000) in relation to the amortization of goodwill would also be credited since the related deferred costs were expensed under US GAAP in previous years. As a result, our net income for the year ended April 30, 1999 under US GAAP would be HK$33,358,000 (US$4,315,000).

     Under US GAAP, for the fiscal year ended April 30, 1998, HK$547,000 (US$71,000) would be recorded as depreciation expense on investment properties. Also, certain deferred costs with total amount of HK$898,000 (US$116,000) and amortization of costs for shares issuable to noteholders of HK$6,049,000 (US$783,000) would be expensed based on US GAAP. In October 1997, we sold an investment property to our major shareholder and recognized a gain of HK$2,904,000 (US$376,000). Under US GAAP, such gain would be recorded as a capital contribution while HK$76,000 (US$10,000) in relation to the depreciation previously charged on this investment property would be credited as additional income for fiscal 1998. In addition, HK$64,000 (US$8,000) for the amortization of certain offering costs and HK$7,000 (US$1,000) in relation to the amortization of goodwill would also be credited since the related deferred costs had already been expensed under US GAAP in the previous year. As a result, our net income for the year ended April 30, 1998 under US GAAP would be HK$12,205,000 (US$1,578,000).

Stock-based compensation

     Under HK GAAP, there are no specific requirements to recognize the compensation cost arising from stock options granted to employees on the financial statements.

     Under US GAAP, we adopted the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS
123). As permitted by SFAS 123, we have chosen to account for stock-based compensation using the intrinsic value method. Accordingly, because the exercise price of our stock options is the same as or higher than the market price of the underlying stock on the date of grant, no compensation expense has been recognized for our stock-based compensation plan. Had compensation expense for the stock option plan been determined based on the fair value at the date of grant, consistent with the provisions of SFAS 123, our net income and earnings per share would have been reported as follows:

                                                            Year ended April 30
                                               1999                   2000                 2000
                                                HK$                    HK$                  US$

Pro forma net income                     11,009,000             34,124,000            4,414,000
                                        ===========            ===========            =========
Pro forma earnings per share
 Basic                                         1.73                   5.18                 0.67
                                        ===========            ===========            =========
 Diluted                                       1.73                   4.95                 0.64
                                        ===========            ===========            =========

     The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                               Year ended April 30
                                           1999                  2000
     Expected dividend yield                Nil                   Nil
     Expected stock price volatility         60%                   19%
     Risk-free interest rate               5.85%                 6.49%
     Expected life of options           3 years               3 years

     The weighted average fair value of options granted during the year ended April 30, 1999 and 2000 was US$2.25 and US$0.41 per share, respectively.

     Our stock option activities and related information for the years ended April 30, 1998, 1999 and 2000 are summarized as follows:

                                                                       Year ended April 30
                             -------------------------------------------------------------------------------------------------------
                                                   1998                                1999                              2000
                                                   Weighted                            Weighted                          Weighted
                                                    average                             average                           average
                                                   exercise                            exercise                          exercise
                                   Options            price            Options            price            Options          price
                                                        US$                                 US$                               US$
    Outstanding and
      exercisable,
      beginning of year                  -                -                  -                -          1,285,000            5.0
    Granted                              -                -          1,285,000              5.0            265,000            5.0
    Exercised                            -                -                  -                -                  -              -
    Forfeited                            -                -                  -                -                  -              -
                             -------------                   -----------------                   -----------------
    Outstanding and
      exercisable,
      end of year                        -                -          1,285,000              5.0          1,550,000            5.0
                             =============                   =================                   =================

    Weighted average
      remaining
      contractual life                   -                            10 years                          9.13 years
                             =============                   =================                   =================

     During the year we issued 265,000 incentive stock options to our employees at an exercise price of US$5.0 per share for a term of ten years.

     In addition, we issued to a consultant a warrant to purchase 35,000 shares of our common stock as part of the consultancy fee. We also issued to a placement agent two warrants to purchase 65,000 shares of our common stock for arranging the issue of our convertible debentures during the year. Under HK GAAP, there are no specific requirements to recognize the compensation cost arising from these transactions. Under US GAAP, the costs associated with these transactions are accounted for based on the fair value of the warrants at the date of issue. Using the Black-Scholes option pricing model with the same weighted-average assumptions as employees' stock options, the fair value of these warrants to the consultant and the convertible debenture placement agent are estimated as HK$136,000 (US$18,000) and HK$328,000 (US$42,000), which have been amortized as an additional expense during the year ended April 30, 2000.

Impact of recently issued US GAAP accounting standards.

Financial Instruments

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 137, "Accounting for derivative instruments and hedging activities" which delayed the effective date of SFAS No. 133 "Accounting for derivative instruments and hedging activities" for one year. SFAS No. 133 provides guidance for the recognition and measurement of derivatives and hedging activities. It requires an entity to record, at fair value, all derivatives as either assets or liabilities in the balance sheet, and it establishes specific accounting rules for certain types of hedges. SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000 and will be adopted by us when required, if not earlier. We currently do not hold or issue derivative financial instruments in the normal course of business. Accordingly, adoption of SFAS No. 133 is not expected to affect our financial statements.

Revenue Recognition

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue recognition in financial statements", which provides guidance on applying generally accepted accounting principles for recognizing revenue. SAB 101 is effective for fiscal years beginning after December 15, 1999. The impact, if any, of adopting SAB 101 on our consolidated financial position, results of operations and cash flows, has not been determined.

Inflation

     We do not consider inflation to have had a material impact on our results of operations over the last three years.

Foreign Exchange

     More than 89% of our sales are denominated in U.S. Dollars whereas the other sales are basically denominated in Hong Kong Dollars. The largest portion of our expenses are denominated in Hong Kong Dollars, followed by U.S. Dollars and Renminbi. The exchange rate of the Hong Kong Dollar is currently pegged to the U.S. Dollar, but during the past several years the market exchange rate has fluctuated within a narrow range. The Chinese government principally sets the exchange rate between the Renminbi and all other currencies. As a result, the exchange rates between the Renminbi and the U.S. Dollar and the Hong Kong Dollar have fluctuated in the past and may fluctuate in the future. If the value of the Renminbi or the Hong Kong Dollar decreases relative to the U.S. Dollar, such fluctuation may have a positive effect on our results of operations. If the value of the Renminbi or the Hong Kong Dollar increases relative to the U.S. Dollar, such fluctuation may have a negative effect on our results of operations. We do not currently hedge our foreign exchange positions.

Year 2000 Issue

     The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.

     We revised our existing business interruption contingency plans to address internal and external issues specific to the Year 2000 problem, to the extent practicable. Such revisions were completed by October 1999. All of our and our subsidiaries' accounting, financial, functional and operational applications were fully Year 2000 compliant. Accordingly, the Year 2000 compliance issue did not create any material adverse impact on our business operations in any of our functional areas.

                                 OUR BUSINESS

     We are a totally vertically integrated producer of finished semi-precious gemstones and fine quality gemstone jewelry. We primarily cut and polish semi-precious gemstones and design, manufacture, market and distribute gem set jewelry to fine jewelers, department stores, national jewelry chains and electronic and specialty retailers throughout North America and Western Europe. Our product line includes all major categories that are sought by major retailers, including earrings, necklaces, pendants, rings and bracelets. Our jewelry is crafted in gold, platinum and sterling silver and is set with semi-precious and precious stones, including diamonds. The average wholesale price of our jewelry is approximately $100, which equates to average retail prices between $100 and $499.

     We believe that our vertically integrated structure provides significant advantages over our competitors. All profits from value added processes are captured internally, rather than shared with third party manufacturers. This results in very competitive pricing for the retailer and enhanced profits for us. Innovative processes in stone cutting and manufacturing further enhance our competitive position.

     We employ an international design team and all of our designs and merchandising strategies are proprietary. Our exclusive and innovative concepts that are created offer brand potential. Our primary marketing focus has been in North America where we have sold directly to certain high volume customers who need specialized product development services and through a marketing relationship with International Jewelry Connection (IJC) for those customers that need higher levels of service and training.

     We organize our marketing and distribution strategies by retail distribution channel. Concepts are developed for the specific needs of different market segments. We have identified the following as prime retail targets:

  .  fine jewelers;
  .  national jewelry chains;
  .  department stores;
  .  electronic retailers; and
  .  specialty stores.

     For the fiscal years ended April 30, 1999 and 2000, approximately 92% and 77% of sales were in North America.

Background and Organization

     We were incorporated as an international business company under the International Business Companies Act of the British Virgin Islands on January 30, 1997. We own all of the issued share capital in:

  . Lorenzo Jewelry Mfg. (H.K.) Limited, a company incorporated in Hong Kong on February 20, 1987. Lorenzo Jewelry owns all of the equity in:
     .    Shantou SEZ Lorenzo Gems & Craft Factory Co., Ltd.
     .    Shantou Lorenzo Jewelry Mfg., and
     .    Lorenzo Marketing Co. Limited.

     Under a cooperative joint venture agreement between Lorenzo Jewelry and Guangdong Province Shantou Artcrafts Imports and Exports Co., we control the operating and financial activities of Shantou Lorenzo Jewelry Mfg. and are responsible for all of its profits and losses.

  .  Precious Gems Trading Ltd., which owns all of the equity in:
     .    Lorenzo Gems Manufacturing (Shenzhen) Co., Ltd.
  .  Golden Horizon Trading Ltd., which owns all of the equity in:
     .    Lorenzo Jewellery (Shenzhen) Co., Ltd.
  .  Fine Gift Enterprises Ltd., which owns all of the issued share capital in:
     .    Lorenzo Diamond Jewelry Mfg. Co. Limited.

     The following diagram illustrates our corporate structure. The respective country of organization/incorporation is shown in brackets.

                             LJ INTERNATIONAL INC.
                           (British Virgin Islands)



    100%                                  100%                          100%                          100%

Lorenzo Jewelry Mfg.                   Precious Gems                  Fine Gift                   Golden Horizon
(H.K.) Limited                         Trading Ltd.                Enterprises Ltd.                Trading Ltd.
(Hong Kong)                              (B.V.I.)                      (B.V.I.)                      (B.V.I.)

                                          100%                          100%                          100%

100%        Shantou SEZ Lorenzo        Lorenzo Gems                Lorenzo Diamond              Lorenzo Jewellery
            Gems & Craft Factory       Manufacturing                 Jewelry Mfg.              (Shenzhen) Co., Ltd.
                Co., Ltd.           (Shenzhen) Co., Ltd.             Co. Limited                     (P.R.C.)
                (P.R.C.)                  (P.R.C.)                   (Hong Kong)


100%        Shantou Lorenzo
              Jewelry Mfg.
               (P.R.C.)


100%        Lorenzo Marketing
              Co., Limited
               (Hong Kong)

Our Industry

     The jewelry industry is comprised of two major groups that distribute finished jewelry to retailers in the United States:

  . a small number of manufacturers that make and distribute their production directly to retailers; and
  . a large number of wholesalers and distributors who purchase products or portions of products from third parties and resell those items to retailers.

     We believe that vertically integrated companies which control costs by performing all value added processes enjoy a distinct competitive advantage over wholesalers and distributors who pay premium acquisition prices for items that they intend to resell. We further believe that large retailers want to rely upon prime manufacturers because they trust that prime manufacturers are reliable, low cost producers who can accommodate the large quantities of production that large retailers commonly purchase.

Our Business Strategy

     Our business strategy is to:

  . increase our market share of moderately priced high-quality gem-set jewelry by capitalizing on our unique vertically integrated manufacturing processes to produce high volume, high-quality products;
  . further develop our existing customer relationships with our specialized services; and
  . aggressively expand into new distribution channels, particularly in the United States and throughout Western Europe, Japan, Taiwan and China.

     We are aggressively developing new product lines in exotic stones, which have high perceived values in semi-precious stones. We also plan to expand into new product categories by:

  . marketing a line of sterling silver jewelry. These are typically merchandised with a retail price range of $30 to $150.
  . offering a new branded collection of sterling silver and 18 karat gold jewelry with a retail price range of $199 to $999.
  . offering diamond jewelry and expanding this business to our current client base by adding diamonds to some of our settings as well as offering newly designed jewelry.

Our Manufacturing Capability

     We have established two sophisticated factories located in China that perform stone cutting and polishing and jewelry manufacturing. The factories are located in the cities of Shantou and Shenzhen in Guangdong Province, China. Each manufacturing operation is separated to allow for the specialized needs of each process. The Shantou facility is the older of the two facilities. It consists of 45,000 square feet and has been operating for nine years. The Shenzhen facility has been operating for less than two years and has 50,000 square feet of manufacturing space. We currently employ over 2,500 skilled gemstone cutters and manufacturing personnel and are producing over four million carats of cut gemstones and two million pieces of finished fine jewelry annually.

     We import choice rough gemstone material from mines located in Africa, China and South America, especially concentrated in Brazil. Gemstone craftsmen are trained and managed by our Hong Kong personnel to insure that the highest levels of cutting and polishing quality are achieved. The professional skills possessed by our cutters are applied to a wide variety of shapes and sizes, maximizing the yield and value of the rough material that we purchase. By performing internally the value added processes of cutting and polishing, we maximize quality control and dramatically increase our profitability. We specialize in a wide range of popular and exotic semi-precious gemstones ranging from amethyst, aquamarine and peridot to tanzanite and tourmaline.

     We employ specialized manufacturing processes that deliver large quantities of high quality finished jewelry. We are currently producing over 160,000 pieces of finished jewelry per month from our two facilities. Each piece of jewelry receives hand made attention, resulting in fine quality finishing at popular prices.

Sales and Marketing

     Our merchandising strategy is to provide unique and differentiated products that are enhanced by the favorable pricing that results from our vertically integrated structure. We invest significant effort in design and model making to produce items which are distinctly different from our competitors. We intend to devote our efforts towards brand development and utilize marketing concepts to enhance the saleability of our production. We recognize that retailers favor certain price points. As part of our product development strategy, we attempt to align our wholesale prices to match retailers' target prices as a means of achieving these popular price targets.

     Our sales and marketing team is located in our executive offices in Hong Kong. Our marketing and distribution strategy is to identify the strongest retail customers in each distribution channel and to focus design and sales efforts towards the largest and fastest growing retailers. We maintain a broad base of customers and concentrate our efforts on five major jewelry market segments:

  .  fine jewelers;
  .  national jewelry chains;
  .  department stores;
  .  electronic retailers; and
  .  specialty retailers.

     Our single largest customer is QVC, Inc. which accounted for approximately 48% of our sales during fiscal 2000 and 57% of our sales during fiscal 1999. We do not sell to QVC, Inc. pursuant to any formal or long-term contracts but only on a purchase order basis. Although we have developed and maintained a good and longstanding relationship with QVC, Inc., the loss of QVC, Inc. as a customer or a significant reduction in its orders would have a materially adverse effect on us.

     In March 2000, our wholly-owned subsidiary Lorenzo Jewelry Mfg. (H.K.) Limited entered into a three-year agreement with QVC, Inc. Under the terms of the agreement, QVC has the exclusive right to promote, market, sell and distribute all of the jewelry and watches which we manufacture, develop or sell through direct response television programs in North America, the United Kingdom and Germany. Upon expiration of the initial three-year term, the agreement automatically renews for additional three-year terms if QVC issued purchase orders to us of at least $80 million during the initial term, with certain minimum increases in purchase orders for each succeeding three-year term. The agreement does not, however, obligate QVC to issue any purchase orders to us.

     In addition to direct sales to QVC, Inc. and other retailers, we also sell our products to retailers through International Jewelry Connection. The principal focus of IJC is on major U.S. department stores and jewelry retailers, who require specialized levels of marketing, service and training. These sales representatives are paid on a commission-only basis.

     Our sales promotion efforts include attendance by our representatives at U.S. and international trade shows and conventions, including Las Vegas, Orlando, New York, Basel, Switzerland, Hong Kong and Japan. In addition, we actively advertise in trade journals and related industry publications.

Design and Product Development

     We have seven internationally trained designers who work from our Hong Kong executive office and a growing team of twelve designers who work in a designated area within the Shenzhen manufacturing facility. The Hong Kong design director and the most experienced Hong Kong design staff closely supervises the China-based designers. The China-based designers create designs that have been accepted by our various clients worldwide. The Hong Kong design team attends trade fairs worldwide to gather product ideas and monitor the latest product trends. We produce over 250 new models per month to support our business growth objectives.

     We seek to provide our customers with a broad selection of high-quality 10, 14 and 18 karat gold, platinum and sterling silver jewelry products that incorporate traditional yet fashionable styles and designs. We currently offer approximately 5,000 different styles of rings, bracelets, necklaces, earrings, pendants and matching sets that are contemporary and desirable in the market.

     We study product trends that are emerging in the international market and adapt these trends to the needs of our retail customers. The jewelry offered for sale considers color, fabric and fashion trends which are projected over a two year period. We market our products as lifestyle inspired.

Manufacturing Process

     We manufacture our products at our facilities in Shantou and Shenzhen, China. Our manufacturing processes combine vertical integration, modern technology, mechanization and handcraftsmanship to produce contemporary and fashionable jewelry. Our manufacturing operations basically involve:

  .  cutting and polishing semi-precious gemstones from rough;
  . combining pure gold, platinum and sterling silver with other metals to produce jewelry; and
  . finishing operations such as cleaning, polishing and setting, resulting in high quality finished jewelry.

     We have developed a process of cost-effectively producing quality, gem-set jewelry. We believe that we have a substantial competitive advantage due to our unique, vertically integrated manufacturing process. We utilize the lost-wax method of jewelry manufacturing to produce high-quality gold rings, earrings, pendants and bracelets.

Supply

     We manufacture and cut our own semi-precious stones. We import most of our rough gemstones from South America, Africa and China. South America is the major source of ametrine, amethyst, aquamarine, imperial topaz, tourmaline and white topaz, whereas Africa is the main source of tanzanite, mandarine garnet, garnet aquamarine and topaz. We also import aquamarine, peridot and topaz from China. We buy the rough gemstones directly from a number of miners based on quality, pricing and available quantities. We believe that we have good relationships with our suppliers, most of whom have supplied us for many years. The stones are delivered to us either by air or by sea depending on volume and types of rough stones.

     We purchase our gold from banks, gold refiners and commodity dealers who supply substantially all of our gold needs which we believe is sufficient to meet our requirements.

     Gold acquired for manufacture is at least .995 fine and is combined with other metals to produce 10, 14 and 18 karat gold. The term "karat" refers to the gold content of alloyed gold, measured from a maximum of 24 karats, which is 100% fine gold. Varying quantities of metals such as silver, copper, nickel and zinc are combined with fine gold to produce 14 karat gold of different colors. These alloys are in abundant supply and are readily available to us.

     We do not presently engage in hedging activities with respect to possible fluctuations in the price of gold. We believe the risk of not engaging in such activities is minimal, since we purchase our gold requirements after each significant purchase order is received. We believe that a downward trend in the price of gold would have little, if any, impact on the valuation of our inventories.

     We purchase supplies and raw materials from a variety of suppliers and we do not believe the loss of any of the suppliers would have a material adverse effect on our business. Alternative sources of supply for raw materials for production of jewelry are readily available.

Security

     We have installed certain measures at our Shantou and Shenzhen, China manufacturing and our Hong Kong administrative facilities to protect against loss, including multiple alarm systems, infrared motion detectors and a system of closed circuit television cameras which provide surveillance of all critical areas of our premises.

     We carefully inspect all materials sent and received from outside suppliers, monitor the location and status of all inventory, and have strict internal control procedures of all jewelry as it proceeds through the manufacturing process. A complete physical inventory of gold and gemstones is taken at our manufacturing and administrative facilities on an annual basis.

Insurance

     We maintain primary all-risk insurance, with limits in excess of our current inventory levels, to cover thefts and damage to inventory located on our premises. We also maintain insurance covering thefts and damage to our owned inventory located off-site. The amount of coverage available under such policies is limited and may vary by location, but generally is in excess of the value of the gold and gemstones supplied by us. We carry transit insurance which coverage includes the transportation of jewelry outside of our office.

Competition

     The jewelry manufacturing industry is highly competitive, and our competitors include domestic and foreign jewelry manufacturers, wholesalers, and importers who may operate on a national, regional and local scale. Our competitive strategy is to provide competitively priced, high-quality products to the high-volume retail jewelry market. According to our management, competition is based on pricing, quality, service and established customer relationships. We believe that we have positioned ourselves as a low cost producer without compromising our quality. Our ability to conceive, design and develop products consistent with the requirements of each retail distribution channel represents a competitive advantage.

     We believe that few competitors have the capacity and manufacturing skill to be effective competitors. We believe that our vertically integrated manufacturing capabilities distinguish us from most of our competitors and enables us to produce very competitively priced, high quality and consistent products.

     In North America, the market, although highly fragmented, does contain a number of major competitors, many of whom import much of their product from the Far East and many of whom sell higher priced items. The key United States competitors include:

  .  E.E.A.C. Inc.;
  .  Aurafin; and
  .  PACE Enterprises.

     International competitors include Pranda International and Beauty Gems Limited. Most of these manufacturers/wholesalers have been successful vendors for many years and enjoy good relations with their clients. Although it may be difficult for a newcomer to break into established relationships, we already have made substantial inroads in the North American jewelry market and we believe we can remain competitive based on our vertically integrated low-cost, high-volume and high-quality manufacturing process.

Employees

     As of August 31, 2000, we employed over 2,500 persons on a full-time basis, of whom approximately 1,500 are involved in manufacturing of jewelry and 883 are engaged in gemstone cutting and polishing. The remaining 117 persons include our management and executive staff in Hong Kong and China. None of our employees is represented by a labor union and we believe that our employees' relations are good.

Properties

     Our principal executive offices are located at Units #11 and #12, 12/F, Block A, Focal Industrial Center, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong. We own approximately 4,800 square feet of office, showroom and manufacturing space at this location.

     Our jewelry production facility in Shantou, China consists of 10,000 square feet of building space which we own in the Yubao Industrial Building, Longhu District, Shantou Special Economic Zone, Guangdong Province, China. We lease the adjacent 35,000 square feet on the same floor of that building as one of our gem cutting facilities at a rental rate of HK$39,000 (US$5,000) per month until July 2002.

     Our second production facility in Shenzhen, China consists of 50,000 square feet of building space. This facility is located in the Shatoujiao Free Trade Zone, Shenzhen. We lease this space from an unaffiliated third party at a rental rate of HK$74,120 (US$9,500) per month until August 2002.

     We own two warehouse facilities in Kowloon, Hong Kong consisting of 5,432 square feet and 2,897 square feet. We also own additional properties in Sai Kung, Hong Kong and Aberdeen, Hong Kong which we lease to non-affiliated third parties.

     We lease an office sharing facility, which includes related office services, in Scottsdale, Arizona, on a quarterly basis at an annual rate of HK$92,600 (US$12,000).

Legal Proceedings

     We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

Enforceability of Civil Liabilities and Certain Foreign Issuer Considerations

     We are a British Virgin Islands holding company, and substantially all of our assets are located in China and/or Hong Kong. In addition, all but two of our directors and officers are non-residents of the United States, and all or a substantial portion of their assets are located outside the United States. As a result, investors may be unable to effect service of process within the United States upon these non-residents or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state. There is uncertainty as to whether courts of China, the British Virgin Islands or Hong Kong would enforce:

  . judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or
  . in original actions brought in China, the British Virgin Islands or Hong Kong, liabilities against us or these non-residents based on the securities laws of the United States or any state.

     We have designated CT Corporation, 111 Eighth Avenue, New York, New York 10011 as our agent for service of process in the United States with respect to this offering.

     There are no treaties between China and the United States, between the British Virgin Islands and the United States, nor between Hong Kong and the United States providing for the reciprocal enforcement of foreign judgments. However, the courts of China, the British Virgin Islands and Hong Kong may accept a foreign judgment as evidence of a debt due. An action may be commenced in China, the British Virgin Islands or Hong Kong for recovery of this debt.

However, a Chinese, British Virgin Islands or Hong Kong court will only accept a foreign judgment as evidence of a debt due, if:

  .  the judgment is for a liquidated amount in a civil matter;
  . the judgment is final and conclusive and has not been stayed or satisfied in full;
  . the judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or charges of a like nature. In this regard, a Chinese, British Virgin Islands or Hong Kong court is unlikely to accept a judgment of an amount obtained by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained by the person in whose favor the judgment is given;
  .  the judgment was not obtained by actual or constructive fraud or duress;
  . the foreign court has taken jurisdiction on grounds that are recognized by the private international law rules in China as to conflict of laws in China or common law rules as to conflict of laws in the British Virgin Islands or Hong Kong;
  . the proceedings in which the judgment was obtained were not contrary to the concept of fair adjudication;
  . the proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of China, the British Virgin Islands or Hong Kong;
  . the person against whom the judgment is given is subject to the jurisdiction of the Chinese, the British Virgin Islands or the Hong Kong courts; and
  . the judgment is not on a claim for contribution in respect of damages awarded by a judgment that does not satisfy the above requirements.

     Enforcement of a foreign judgment in China, the British Virgin Islands or Hong Kong also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

     Under United States law, majority and controlling shareholders generally have certain fiduciary responsibilities to minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders that are obviously unreasonable may be declared null and void. We believe there are no material differences between the protection afforded to minority shareholders of a company organized as an international business company under the law of the British Virgin Islands from those generally available to shareholders of corporations organized in the United States. However, there may be circumstances where the British Virgin Islands law protecting the interests of minority shareholders may not be as protective as the law protecting minority shareholders in United States jurisdictions. Under British Virgin Islands law, a shareholder of a company organized as an international business company under the laws of the British Virgin Islands may bring an action against a company, even if other shareholders do not wish to bring an action and even though no wrong has been done to the shareholder personally. This is a representative action, that is, an action on the shareholder's own behalf and on behalf of other persons in his class, or similarly situated. Instances where representative actions may be brought include to:

  . compel a company to act in a manner consistent with its Memorandum of Association and Articles of Association;
  . restrain directors from acting on resolutions, where notice of a shareholders' meeting failed adequately to inform shareholders of a resolution proposed at the meeting;
  . restrain a company, where it proposes to perform an act not authorized by the Memorandum of Association and the Articles of Association or to seek damages from a director to compensate a company from the consequences of such an unauthorized act, or to recover property of a company disposed of due to such unauthorized act;
  . restrain a company from acting upon a resolution that was not made in good faith and for the benefit of shareholders as a whole;
  . redress where a resolution passed at a shareholders' meeting was not properly passed, for instance, if it was not passed with the necessary majority;
  . restrain a company from performing an act which is contrary to law; and . restrain a company from taking any action in the name and for the benefit of a company.

     Such an action also may be brought against directors and promoters who have breached their fiduciary duties to a company, although acts amounting to a breach of a fiduciary duty can be ratified by a general meeting of shareholders, in the absence of fraud. Such actions against directors and promoters only may be taken, however, if such directors and promoters have power to influence the action taken by a general meeting by means of, for instance, their votes as shareholders, which would prevent a company from suing them in the company's name. Although British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors representatively or derivatively, the circumstances in which any such action may be brought as set forth above may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders in a United States company.

                                 OUR MANAGEMENT


Executive Officers and Directors

     Our executive officers and directors are as follows:

Name                                          Age               Position
----                                          ---               --------
Yu Chuan Yih................................   61  Chairman of the Board of Directors, President
                                                   and Chief Executive Officer
Ka Man Au...................................   36  Executive Vice President, Secretary and Director
Joseph Tuszer...............................   54  Senior Vice President
Hon Tak Ringo Ng............................   40  Chief Financial Officer
Michael S. Gilburd..........................   56  Vice President, Corporate Development
Po Yee Elsa Yue.............................   36  Non-Executive Director
Lionel C. Wang..............................   44  Non-Executive Director

     None of our directors and officers was selected due to any agreement or understanding with any other person. There is no family relationship between any of our directors or executive officers and any other director or executive officer.

     Mr. Yih established the business of Lorenzo Jewelry Mfg. (HK) Ltd. and has served as president and managing director since 1987. Mr. Yih is primarily responsible for business development and overall company management. He has over 20 years of experience in semi-precious stone production and marketing. Mr. Yih has been a gemstone trader in Brazil and has extensive experience and relationships in gem sourcing and jewelry design. Mr. Yih is also president of the Hong Kong branch of the Gemological Institute of America (GIA), the nonprofit educational organization for the jewelry industry.

     Ms. Au has served as a director of Lorenzo Jewelry Mfg. (HK) Ltd. since its incorporation in 1987. Ms. Au is primarily responsible for our general administration, human resources, operations and management.

     Mr. Tuszer has served as our senior vice president since November 1997. From 1989 to 1991, he served as executive vice president - product development for M. Fabrikant & Sons, New York. From 1992 to 1993, Mr. Tuszer served as a consultant for product development for William Schneider, Inc., Miami. From 1993 to 1996, he served as vice president - product development for Samuel Aaron & Sons, New York. Mr. Tuszer has substantial experience in the jewelry trade, including manufacturing and production, knowledge of colored stones, product development and marketing.

     Mr. Ng has served as our chief financial officer since September 1997. He received his Bachelor of Science degree in civil engineering from the University of London in 1984 and his Master of Commerce in Accounting and Commercial Administration from the University of New South Wales in 1994. From July 1994 through September 1997, he was an audit senior with Moores Rowland C.A., Certified Public Accountants. Mr. Ng is a certified practicing accountant of the Australian Society of CPAs.

     Mr. Gilburd became our vice president, corporate development in August 2000. Mr. Gilburd, who is based in the U.S., was the chairman and CEO of Earnhardt Co., Inc., an investment banking and securities firm. From 1995 to 1999, he was managing director of corporate finance for two American Express companies, and previously he was national director of corporate finance and a member of the international corporate finance committee for BDO Seidman. Mr. Gilburd received a Bachelor of Science degree in Accounting from Long Island University and a Masters of Science in Taxation from Bentley College. He is a NASD General Securities Principal, a SEC Registered Investment Advisor, an Accredited Senior Appraiser (Business Valuation Specialty), and a CPA (New York State - inactive). Mr. Gilburd also serves as a director of Freedom Golf Corporation (OTC BB: FGLC).

     Ms. Yue has served as a non-executive director since December 1999. She is a graduate gemologist from the Gemology Institute of America and has served as vice president of GIA, Hong Kong since August 1994.

     Mr. Wang has served as a non-executive director since June 1998. He received his Bachelor of Commerce from Tamkung University, Taipei, Taiwan in 1978, his Master of Business Administration from California State Polytechnic University in 1980 and his Master of Science from Stanford University in 1981. From 1984 to 1990, Mr. Wang served as marketing research analyst and senior strategic planning analyst for The Gillette Company, Boston, Massachusetts.
From 1990 to 1995, he served as associate director and then director of product development for Information Resources, Inc., Waltham, Massachusetts. From 1995 to 1996, Mr. Wang served as vice-president as Nielsen North America with responsibility for analytical and modeling projects on Kraft Foods/White Plains account. Since 1996, Mr. Wang has served as director of analytical services for The NPD Group, Inc., Port Washington, New York.

Audit Committee

     We have established an audit committee, which consists of Messrs. Yih and Wang and Ms. Yue. Its functions are to:

  . recommend annually to the board of directors the appointment of our independent public accountants;
  . discuss and review the scope and the fees of the prospective annual audit and review the results with the independent public accountants;

  . review and approve non-audit services of the independent public accountants;
  .  review compliance with our existing accounting and financial policies;
  . review the adequacy of our financial organization; and . review our management's procedures and policies relative to the adequacy of our internal accounting controls and compliance with federal and state laws relating to financial reporting.

Compensation of Directors and Executive Officers

     The aggregate compensation paid by us to all of our directors and executive officers as a group for the fiscal year ended April 30, 2000 on an accrual basis, for services in all capacities, was HK$7,122,000 (US$921,000). During the fiscal year ended April 30, 2000, we contributed an aggregate amount of HK$107,000 (US$14,000) toward the pension plans of our directors and executive officers.

Executive Service Contract

     We entered into an employment agreement with Mr. Yu Chuan Yih effective October 1, 1997 for a period of three years at an annual salary of HK$1,600,000 (US$207,000). Mr. Yih's remuneration package includes benefits with respect to an automobile. In addition, Mr. Yih will be entitled to an annual management bonus of a sum to be determined by the board at its absolute discretion having regard for our operating results and the performance of Mr. Yih during the relevant financial year. The amount payable to Mr. Yih will be decided by majority decision of the members of the board present at the meeting called for that purpose. Mr. Yih shall abstain from voting and not be counted in the quorum in respect of the resolution regarding the amount payable to him.

The 1998 Stock Compensation Plan

     Effective June 1, 1998, we adopted and approved the 1998 Stock Compensation Plan. The purpose of the plan is to:

  . encourage ownership of our common stock by our officers, directors, employees and advisors;
  . provide additional incentive for them to promote our success and our business; and
  . encourage them to remain in our employ by providing them an opportunity to benefit from any appreciation of our common stock through the issuance of stock options.

     Options constitute either incentive stock options within the meaning of
Section 422 of the United States Internal Revenue Code of 1986, as amended, or options which constitute nonqualified options at the time of issuance of such options. The plan provides that incentive stock options and/or nonqualified stock options may be granted to our officers, directors, employees and advisors selected by the compensation committee. A total of 4,000,000 shares of common stock are authorized and reserved for issuance during the term of the plan which expires in June 2008. The compensation committee has the sole authority to interpret the plan and make all determinations necessary or advisable for administering the plan. The exercise price for any incentive option must be at least equal to the fair market value of the shares as of the date of grant. Upon the exercise of the option, the exercise price must be paid in full either in cash, shares of our stock or a combination. If any option is not exercised for any reason, such shares shall again become available for the purposes of the plan.

     As of August 31, 2000, the following options to purchase shares of our common stock under the Plan were outstanding:

  . stock options to purchase 1,285,000 shares at $5.00 per share through April 11, 2009, of which 431,000 are held by our directors and officers as a group
  . stock options to purchase 265,000 shares at $5.00 per share through January 13, 2010, of which none are held by our directors and officers as a group
  . stock options to purchase 1,770,000 shares at $3.00 per share through May 7, 2010, of which 1,050,000 are held by our directors and officers as a group

Other Options and Warrants Outstanding

     As of August 31, 2000, the following additional options and warrants to purchase shares of our common stock were outstanding:

  . 1,679,000 common stock purchase warrants which are publicly traded and which we issued in our April 1998 initial public offering to purchase 1,679,000 shares of common stock at $5.75 per share through April 15, 2003
  . 146,000 stock purchase options to purchase 146,000 shares of common stock at $8.25 per share through April 15, 2003 which we sold to the IPO underwriter and/or persons related to the underwriter
  . 146,000 warrant purchase options to purchase 146,000 warrants at $0.20625 per warrant to purchase shares of common stock at $8.25 per share through April 15, 2003 which we sold to the IPO underwriter and/or persons related to the underwriter
  . options to purchase 35,000 shares at $5.00 per share through July 30, 2004 which we granted to our former financial consultant
  . warrants to purchase 75,000 shares at $3.75 per share through November 30,2004 and warrants to purchase 87,500 shares at $6.9375 per share through March 31, 2005 which we sold to two investors and our placement agent

                             CERTAIN TRANSACTIONS

     Yu Chuan Yih, our chairman and president, is a director and principal shareholder of Gemological Institute of America, Hong Kong Limited; and Hong Kong Brasil Lapidary Limited. During the fiscal years ended April 30, 1998, 1999 and 2000, Mr. Yih and these affiliated companies received unsecured advances from, and made unsecured advances to, us which were interest free and repayable on demand.

     During the fiscal year ended April 30, 1998, we sold an investment property to Mr. Yih at its appraised value of HK$3,800,000 (US$492,000), resulting in a gain to us of HK$2,904,000 (US$376,000). The sale price of the property was based on a valuation report prepared by an independent professional property appraiser.

     During the fiscal year ended April 30, 1999, we sold finished goods of HK$74,000 (US$10,000) to Gemological Institute of America, Hong Kong Limited and Hong Kong Brasil Lapidary Limited, which were made according to the published prices and conditions offered to our major customers. In addition, we provided a guarantee to a bank in respect of mortgage loans granted to Yu Chuan Yih to the extent of HK$4,882,000 (US$632,000).

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of August 14, 2000 by:

  . each person who is known by us to own beneficially more than 10% of the outstanding common stock,
  . each of our executive officers and directors, and . all directors and executive officers as a group.

Except as set forth below, to our knowledge, we are not directly or indirectly owned or controlled by any other corporation or by any foreign government.

Name of Beneficial Holder                                           Number            Percent
-------------------------                                           ------            -------
                                                                    Shares Beneficially Owned
                                                                    -------------------------
Yu Chuan Yih..................................................      4,684,200(1)(2)     48.4%
Ka Man Au.....................................................        200,000(3)         2.3%
Joseph Tuszer.................................................        300,000(4)         3.3%
Hon Tak Ringo Ng..............................................        200,000(5)         2.3%
Michael S. Gilburd............................................              0              0%
Po Yee Elsa Yue...............................................          6,000(6)         0.1%
Lionel C. Wang................................................              0              0%
All directors and executive officers as a group (7 persons)...      5,390,200           51.9%

___________
(1) Of Mr. Yih's 4,684,200 shares, 1,500,000 shares are owned of record by Pacific Growth Developments Ltd., a British Virgin Islands corporation which is owned by Mr. Yih (60%), his wife Tammy Yih (20%) and an adult daughter, Bianca Tzu Hsiu Yih (20%). In addition, Mr. Yih is the sole shareholder of the following British Virgin Islands corporations which own shares of our common stock as follows: Welgram International Limited - 236,000 shares and Sunflower Gold Holdings Limited - 252,000 shares.

(2) Includes options currently exercisable to acquire 775,000 shares of common stock held by Mr. Yih and options currently exercisable to acquire 230,000 shares of common stock held by Mr. Yih's wife.

(3) Includes options currently exercisable to acquire 200,000 shares of common stock.

(4) Includes options currently exercisable to acquire 300,000 shares of common stock.

(5) Includes options currently exercisable to acquire 200,000 shares of common stock.

(6) Includes options currently exercisable to acquire 6,000 shares of common stock.

                             SELLING SHAREHOLDERS

     In addition to our warrants and the underlying common stock being offered by this prospectus, we are registering 292,000 shares of common stock underlying the underwriter warrants on behalf of the beneficial owners. We have agreed to bear all expenses other than underwriting or selling commissions or any fees and disbursements of counsel to the selling shareholders in connection with the registration of these securities.

     The underwriter warrants were acquired by the selling shareholders in connection with the underwriter's acting as the underwriter of our initial public offering of common stock and warrants in April 1998.

     The common stock underlying the underwriter warrants is to be sold from time to time by or for the account of the following selling shareholders, none of whom are affiliated with us nor have been within the past three years. We will not receive any of the proceeds from the sale of either the underwriter warrants or the common stock underlying them. The selling shareholders will pay all brokerage discounts or commissions attributable to the sale for their account. We are not aware of any existing agreement with any broker with respect to the sale of the underwriter warrants or underlying common stock.

     The following table sets forth the name of each selling shareholder and the number of shares of common stock to be offered for each selling shareholder's account.


          Name                            Number of Shares of Common Stock
          ----                            --------------------------------

     Robert T. Kirk                                    232,800
     Marie Lima                                         10,000
     Michael Morrisett                                  10,000
     Brian Herman                                       10,000
     David A. Carter                                    14,600
     Wendy Tand Gusrae                                  14,600
                                                       -------

                                        TOTAL          292,000

     The sale of these securities may be effected from time to time in transactions which may include block transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the common stock, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may effect such transactions by selling the securities directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the securities for which such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions. The selling shareholders and any broker-dealers that act in connection with the sale of the securities might be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act.

                           DESCRIPTION OF SECURITIES


Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, of which 8,671,615 shares are outstanding as of August 14, 2000. Each share of common stock is entitled to one vote on all matters submitted to a vote by shareholders, including the election of directors. There are no cumulative voting rights in the election of directors. All shares of common stock are equal to each other with respect to liquidation and dividend rights and are entitled to receive dividends if and when we declare them out of funds legally available under British Virgin Islands law. Upon our liquidation, all assets available for distribution are distributable among shareholders according to their holdings. There are no preemptive rights to purchase any additional, unissued shares of common stock. All the outstanding common stock is, and the common stock offered by this prospectus will be, when issued against the consideration set forth in this prospectus, duly authorized, validly issued, fully paid and nonassessable.

Warrants

     Each warrant entitles the holder to purchase at any time through April 15, 2003 one share of common stock at $5.75 per share. After April 15, 2003, the warrants expire.

     A warrant may be exercised by surrendering it to the transfer and warrant agent, with the subscription form on the reverse side properly completed and executed, together with payment of the exercise price.

     The warrants are subject to redemption by us, at our option, at $0.25 per warrant upon 30 days' prior written notice. The closing bid price, as reported on the Nasdaq National Market, of the common stock for 30 consecutive trading days ending within ten days of the notice of redemption of the warrants must average in excess of $10.00 per share. We are required to maintain an effective registration statement covering the common stock underlying the warrants prior to their redemption. If we redeem the warrants, they will be exercisable until the close of business on the date for redemption fixed in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. Redemption of the warrants could force the holder either to:

  . exercise the warrants and pay the exercise price at a time when it may be less advantageous to do so; or
  . accept the redemption price in cancellation of the warrant, which could be substantially less than the market value at the time of redemption.

     The exercise price of the warrants bears no relation to any objective criteria of value and should not be regarded as an indication of its future market price.

     We have authorized and reserved for issuance a sufficient number of shares of common stock to permit the exercise of all warrants. All shares of common stock issued upon exercise of the warrants, if exercised in accordance with their terms, will be fully paid and non-assessable.

     The warrants are subject to adjustment upon the occurrence of various events, including stock dividends, stock splits, combinations or reclassification of the common stock, or our sale of common stock at a price per share below the exercise price of the warrants or the then-current market price of the common stock. Additionally, an adjustment would be made if we reclassified or exchanged common stock, consolidated or merged with another corporation, or sold all or substantially all of our assets.

Underwriter Warrants

     We issued to the underwriter and/or persons related to the underwriter the common stock underwriter warrants to purchase up to 146,000 shares of common stock and the warrant underwriter warrants to purchase up to 146,000 warrants. The common stock underwriter warrants and the warrant underwriter warrants are exercisable through April 15, 2003 at $8.25 per share. The warrant underwriter warrant is exercisable at $.20625 per warrant. Each underlying warrant is exercisable through April 15, 2003 at $8.25 per share.

     The warrants provide for adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The warrants contain net issuance provisions permitting exercise in whole or in part and instructing us to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring us to issue shares of common stock without a corresponding increase in capital. A net exercise of the warrants will have the same dilutive effect on the interests of our shareholders as will a cash exercise. The warrants do not entitle the holders to any rights as a shareholder until they are exercised and shares of common stock are purchased.

Shares Eligible for Future Sale

     Of our 8,671,615 shares of common stock outstanding, approximately 2,994,200 shares are "restricted securities", as defined under Rule 144 under the Securities Act as of August 14, 2000. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from
registration under Rule 144.   Sales of restricted securities in the public
market, or the availability of such securities for sale, could adversely affect the market price of the common stock.

     In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which equals 86,716 shares as of August 14, 2000; or
  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 also are subject to certain requirements relating to the manner of sale, notice and availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the limitations of Rule 144 described above.

     Sales of substantial amounts of our common stock under Rule 144 or otherwise, or even the potential of such sales, could depress the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

Transfer and Warrant Agent

     The transfer agent for our common stock and the warrant agent for our warrants is American Securities Transfer & Trust, Incorporated, Denver, Colorado.

Exchange Controls and Other Limitations Affecting Shareholders

     There are no material British Virgin Islands laws that impose foreign exchange controls on us or that affect our payment of dividends, interest or other payments to nonresident holders of our capital stock. British Virgin Islands law and our Memorandum of Association and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote the common stock.

Differences in Corporate Law

     Under the laws of most jurisdictions in the US, majority and controlling shareholders generally have certain "fiduciary" responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders which are obviously unreasonable may be declared null and void. BVI law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in US jurisdictions.

     While BVI law does permit a shareholder of a BVI company to sue its directors derivatively, that is, in the name of and for the benefit of our company and to sue a company and its directors for his benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the US.

     Our directors have the power to take certain actions without shareholder approval, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital, which would require shareholder approval under the laws of most US jurisdictions. In addition, the directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may, among other things, implement a reorganization, certain mergers or consolidations, the sale, transfer, exchange or disposition of any assets, property, part of the business, or securities of the corporation, or any combination, if they determine it is in the best interests of the corporation, its creditors, or its shareholders. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.

     As in most US jurisdictions, the board of directors of a BVI corporation is charged with the management of the affairs of the corporation. In most US jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many US jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under BVI law, liability of a corporate director to the corporation is primarily limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the corporation. However, under our Articles of Association, we are authorized to indemnify any director or officer who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being one of our directors or officers, provided such person acted honestly and in good faith and with a view to our best interests and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Our Articles of Association also enable us to indemnify any director or officer who was successful in such a proceeding against expense and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding.

     The above description of certain differences between BVI and US corporate laws is only a summary and does not purport to be complete or to address every applicable aspect of such laws. However, we believe that all material differences are disclosed above.

                                   TAXATION


     The following is a summary of anticipated material U.S. federal income and British Virgin Islands tax consequences of an investment in the common stock. The summary does not deal with all possible tax consequences relating to an investment in the common stock and does not purport to deal with the tax consequences applicable to all categories of investors, some of which, such as dealers in securities, insurance companies and tax-exempt entities, may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local and other non-U.S. and non-British Virgin Islands tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in the common stock. The discussion below is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which are subject to change.

United States Federal Income Taxation

     The following discussion addresses only the material U.S. federal income tax consequences to a U.S. person, defined as a U.S. citizen or resident, a U.S. corporation, or an estate or trust subject to U.S. federal income tax on all of its income regardless of source, making an investment in the common stock. For taxable years beginning after December 31, 1996, a trust will be a U.S. person only if:

  . a court within the United States is able to exercise primary supervision over its administration; and
  . one or more United States persons have the authority to control all of its substantial decisions.

     In addition, the following discussion does not address the tax consequences to a person who holds or will hold, directly or indirectly, 10% or more of the common stock, which we refer to as a "10% Shareholder". Non-U.S. persons and 10% Shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in the common stock.

     A U.S. investor receiving a distribution of the common stock will be required to include such distribution in gross income as a taxable dividend, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any distributions in excess of our earnings and profits will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital, to the extent of the U.S. investor's adjusted tax basis in the common stock, and then as gain from the sale or exchange of a capital asset, provided that the common stock constitutes a capital asset in the hands of the U.S. investor. U.S. corporate shareholders will not be entitled to any deduction for distributions received as dividends on the common stock.

     Gain or loss on the sale or exchange of the common stock will be treated as capital gain or loss if the common stock is held as a capital asset by the U.S. investor. Such capital gain or loss will be long-term capital gain or loss if the U.S. investor has held the common stock for more than one year at the time of the sale or exchange.

     A holder of common stock may be subject to "backup withholding" at the rate of 31% with respect to dividends paid on our common stock if the dividends are paid by a paying agent, broker or other intermediary in the United States or by a U.S. broker or certain United States-related brokers to the holder outside the United States. In addition, the proceeds of the sale, exchange or redemption of common stock may be subject to backup withholding, if such proceeds are paid by a paying agent, broker or other intermediary in the United States.

     Backup withholding may be avoided by the holder of common stock if such holder:

  . is a corporation or comes within other exempt categories; or . provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with the backup withholding rules.

     In addition, holders of common stock who are not U.S. persons are generally exempt from backup withholding, although they may be required to comply with certification and identification procedures in order to prove their exemption.

     Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, provided that amount withheld is claimed as federal taxes withheld on the holder's U.S. federal income tax return relating to the year in which the backup withholding occurred. A holder who is not otherwise required to file a U.S. income tax return must generally file a claim for refund or, in the case of non-U.S. holders, an income tax return in order to claim refunds of withheld amounts.

British Virgin Islands Taxation

     Under the International Business Companies Act of the British Virgin Islands as currently in effect, a holder of common stock who is not a resident of BVI is exempt from BVI income tax on dividends paid with respect to the common stock and all holders of common stock are not liable for BVI income tax on gains realized during that year on sale or disposal of such shares; BVI does not impose a withholding tax on dividends paid by a company incorporated under the International Business Companies Act.

     There are no capital gains, gift or inheritance taxes levied by BVI on companies incorporated under the International Business Companies Act. In addition, the common stock is not subject to transfer taxes, stamp duties or similar charges.

     There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands.

                             PLAN OF DISTRIBUTION

     If the underwriter and any other soliciting broker-dealer solicit warrant exercises and have not been granted an exemption by the SEC, they will be prohibited from engaging in any market-making activities with respect to our securities for either two or nine business days, depending on the market price of the common stock, prior to any solicitation activity for the exercise of warrants until the later of the termination of such solicitation activity or the termination of any right to receive a fee for the exercise of warrants following such solicitation. As a result, the underwriter or any other soliciting broker-dealer may be unable to provide a market for our securities, should they desire to do so, during certain periods while the warrants are exercisable.


                                 LEGAL MATTERS

     Certain legal matters have been passed upon for us as to U.S. law by Andrew
N. Bernstein, P.C., Greenwood Village, Colorado. The validity of our shares of common stock and our warrants offered by this prospectus and certain other legal matters have been passed on for us by Harney Westwood & Riegels as to British Virgin Islands law.

                                    EXPERTS

     Our audited consolidated financial statements as of April 30, 1999 and 2000 and for each of the three years ended April 30, 2000 included in this prospectus have been audited by Moores Rowland, Hong Kong, independent auditors, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act covering the warrants, the underwriter warrants and the underlying shares of common stock being offered. This prospectus does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission.

     We are subject to the informational requirements of the Exchange Act as they apply to a foreign private issuer and are required to file reports and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in
Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

     Any reports we file, including the registration statement, including all exhibits, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601 upon payment of prescribed rates.

LJ INTERNATIONAL INC.

INDEX TO FINANCIAL STATEMENTS

                                                                                                            Page

Report of Independent Auditors                                                                              F-2

Consolidated statements of operations for the years ended April 30, 1998,
  1999 and 2000                                                                                             F-3

Consolidated statements of recognized gains and losses for the years ended
  April 30, 1998, 1999 and 2000                                                                             F-4

Consolidated balance sheets as of April 30, 1999 and 2000                                                   F-5

Consolidated statements of shareholders'equity for the years ended
  April 30, 1998, 1999 and 2000                                                                             F-6

Consolidated statements of cash flows for the years ended
  April 30, 1998, 1999 and 2000                                                                             F-7

Notes to and forming part of the financial statements                                                F-8 - F-42


                        Report of Independent Auditors



To the Shareholders and Board of Directors of LJ International Inc.


     We have audited the accompanying consolidated balance sheets of LJ International Inc. and its subsidiaries as of April 30, 1999 and 2000 and the related consolidated statements of operations, recognized gains and losses, shareholders' equity and cash flows for each of the years in the three year period ended April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Hong Kong which do not differ in any material respect from those in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements, prepared on the basis of presentation as set out in notes 1 and 2 to the financial statements, present fairly, in all material respects, the consolidated financial position of the Company as of April 30, 1999 and 2000 and the consolidated results of its operations and cash flows for each of the years in the three year period ended April 30, 2000, in conformity with accounting principles generally accepted in Hong Kong (which differ in certain material respects from generally accepted accounting principles in the United States - See note 17).



/s/ Moores Rowland
---------------------------------------
Moores Rowland
Chartered Accountants
Certified Public Accountants, Hong Kong

Dated: August 28, 2000

                             LJ INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            (Amounts in thousands, except share and per share data)





                                                                Year ended April 30
                                          Notes          1998         1999         2000         2000
                                                         HK $         HK $         HK $         US $

Operating revenue                         2(o)        124,199      195,219      300,901       38,926
 Costs of goods sold                                  (63,293)     (99,363)    (177,315)     (22,938)
                                                    ---------   ----------   ----------   ----------
Gross profit                                           60,906       95,856      123,586       15,988

Other revenue:                            2(o)
 Interest income                                          212        1,690        2,668          345
 Rental income                                          1,273          474          875          113

Selling, general and administrative
 expenses                                             (33,545)     (56,880)     (81,617)     (10,558)
Other income and expenses:
 Gain on disposal of land and
  building to related party                 10          2,904            -            -            -
                                                    ---------   ----------   ----------   ----------
Operating income                                       31,750       41,140       45,512        5,888

 Finance costs                              15         (7,176)      (6,876)     (10,172)      (1,316)
 Minority interests                                         2          273          405           52
                                                    ---------   ----------   ----------   ----------
Income before income taxes                             24,576       34,537       35,745        4,624
 Income taxes                               13         (2,120)        (380)         (25)          (3)
                                                    ---------   ----------   ----------   ----------
Net income                                             22,456       34,157       35,720        4,621
                                                    =========   ==========   ==========   ==========


Numerator:
 Net income used in computing basic
  earnings per share                                   22,456       34,157       35,720        4,621
 Interest on 3% convertible debentures                      -            -          251           32
                                                    ---------   ----------   ----------   ----------
 Adjusted net income used in computing
  diluted earnings per share                           22,456       34,157       35,971        4,653
                                                    =========   ==========   ==========   ==========

Denominator:
 Weighted average number of shares
  used in calculating basic earnings
  per share                                         4,539,128    6,347,046    6,589,415    6,589,415
 Effect of dilutive potential ordinary
  shares:
  3% convertible debentures                                 -            -      337,239      337,239
  Warrants                                              4,854            -        6,324        6,324
  Stock options                                             -          514            -            -
                                                    ---------   ----------   ----------   ----------
 Weighted average number of shares
  used in calculating diluted earnings
  per share                                         4,543,982    6,347,560    6,932,978    6,932,978
                                                    =========   ==========   ==========   ==========

Earnings per share:
 Basic                                    2(r)           4.95         5.38         5.42         0.70
                                                    =========   ==========   ==========   ==========
 Diluted                                  2(r)           4.94         5.38         5.19         0.67
                                                    =========   ==========   ==========   ==========

  The accompanying notes are an integral part of these financial statements.

                             LJ INTERNATIONAL INC.

            CONSOLIDATED STATEMENTS OF RECOGNIZED GAINS AND LOSSES

            (Amounts in thousands, except share and per share data)



                                                                      Year ended April 30
                                                        1998        1999             2000      2000
                                                        HK $        HK $             HK $      US $

Net gains (losses) not recognized in
 the statements of operations
   Surplus (Deficit) arising on
    revaluation of investment
    properties                                          7,465       (3,350)          (3,200)     (414)

Net income for the year                                22,456       34,157           35,720     4,621
                                                       ------     --------         --------   -------

Total recognized gains                                 29,921       30,807           32,520     4,207
                                                       ======     ========         ========   =======



  The accompanying notes are an integral part of these financial statements.

                             LJ INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS

            (Amounts in thousands, except share and per share data)


                                                                             As of April 30
                                                       Notes        1999             2000      2000
                                                                    HK $             HK $      US $
                                                                  --------         --------   -------
ASSETS
Current assets:
 Cash and cash equivalents                                           1,626           12,888     1,667
 Restricted cash                                                    15,185           26,000     3,363
 Trade receivables, net of allowance for doubtful
  accounts (1999: HK$1,919, 2000: HK$2,497)                         34,172           42,689     5,523
 Inventories                                            2(g)        93,636          148,442    19,203
 Prepayments and other current assets                               16,287           21,664     2,803
                                                                  --------         --------   -------
 Total current assets                                              160,906          251,683    32,559
Property, plant and equipment, net                       4          35,737           34,216     4,426
Investment properties, net                                          22,300           19,100     2,471
Due from related parties                               10(b)         2,752            3,406       440
Due from director                                      10(b)            31                -         -
Organization costs, net of accumulated amortization
 (1999: HK$288, 2000: HK$Nil)                                        1,085                -         -
Goodwill, net of accumulated amortization
 (1999: HK$14, 2000: HK$21)                                             61            2,131       276
Other investments                                                        3                3         1
                                                                  --------         --------   -------
Total assets                                                       222,875          310,539    40,173
                                                                  ========         ========   =======
Liabilities and shareholders' equity
Current liabilities:
 Bank overdraft                                          5           8,447            6,345       821
 Notes payable, current portion                          5           5,569            4,070       526
 Letters of credit, gold and other loans                 5          44,858           36,200     4,683
 Trade payables                                                     20,757           27,004     3,493
 Accrued expenses and other payables                                 4,417           10,370     1,342
 Trade deposits received                                               153            7,842     1,014
 Due to director                                       10(b)             -               12         2
 Capitalized lease obligations, current                  6             540              593        77
 Income taxes payable                                   13             520              452        58
                                                                  --------         --------   -------
 Total current liabilities                                          85,261           92,888    12,016
Notes payable, non-current portion                       5           8,354            6,069       785
Capitalized leased obligations, non-current              6             674              213        28
3% convertible debentures                                                -           23,190     3,000
                                                                  --------         --------   -------
Total liabilities                                                   94,289          122,360    15,829
                                                                  --------         --------   -------
Minority interests                                                     158                -         -
                                                                  --------         --------   -------
Shareholders' equity
 Common stocks, par value US$0.01 each,
  Authorized - 100 million shares,
  Issued and outstanding -
  6,365,646 shares as of April 30, 1999
  7,438,058 shares as of April 30, 2000                  8             492              575        74
 Share premium                                           8          48,944           76,092     9,844
 Warrant reserve                                         8           1,622            1,622       210
 Investment property revaluation reserve                             4,115              915       118
 Retained earnings                                                  73,255          108,975    14,098
                                                                  --------         --------   -------
 Total shareholders' equity                                        128,428          188,179    24,344
                                                                  --------         --------   -------
Total liabilities, minority interests and
 shareholders' equity                                              222,875          310,539    40,173
                                                                  ========         ========   =======

  The accompanying notes are an integral part of these financial statements.

                             LJ INTERNATIONAL INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

            (Amounts in thousands, except share and per share data)



                                                                                      Investment
                                            Common stock                                property
                                                            Par    Share    Warrant  revaluation   Retained
                                   Notes          Shares  value  premium    reserve      reserve   earnings     Total     Total
                                                           HK $     HK $       HK $         HK $       HK $      HK $      US $
                                               ---------  -----  -------    -------  -----------   --------  --------   -------
Balance as of April 30, 1997                   4,387,200    339        -          -            -     16,642    16,981     2,197
New issue of shares                8(a)        1,460,000    113   41,620          -            -          -    41,733     5,398
Shares issued in Deen Merger       8(a)          142,946     11      (11)         -            -          -         -         -
Shares issued to note holders      8(a)          156,500     12      (12)         -            -          -         -         -
New issue of warrants              8(b)                -      -        -      1,622            -          -     1,622       210
Surplus arising on revaluation                         -      -        -          -        7,465          -     7,465       966
Net income                                             -      -        -          -            -     22,456    22,456     2,905
                                               ---------  -----  -------    -------  -----------   --------  --------   -------
Balance as of April 30, 1998                   6,146,646    475   41,597      1,622        7,465     39,098    90,257    11,676
Over-allotment of shares           8(d)          219,000     17    7,347          -            -          -     7,364       953
Deficit arising on revaluation                         -      -        -          -       (3,350)         -    (3,350)     (434)
Net income                                             -      -        -          -            -     34,157    34,157     4,419
                                               ---------  -----  -------    -------  -----------   --------  --------   -------
Balance as of April 30, 1999                   6,365,646    492   48,944      1,622        4,115     73,255   128,428    16,614
Shares issued on conversion
  of convertible debentures        8(e)        1,072,412     83   27,148          -            -          -    27,231     3,523
Deficit arising on revaluation                         -      -        -          -       (3,200)         -    (3,200)     (414)
Net income                                             -      -        -          -            -     35,720    35,720     4,621
                                               ---------  -----  -------    -------  -----------   --------  --------   -------
Balance as of April 30, 2000                   7,438,058    575   76,092      1,622          915    108,975   188,179    24,344
                                               =========  =====  =======    =======  ===========   ========  ========   =======

Share premium has been set up and is dealt with as disclosed in note 8 to the financial statements.

Warrant reserve is represented by the proceeds from the issue of the 1,679,000 warrants in the Initial Public Offering (see note 8(b)).

The investment property revaluation reserve has been set up and is dealt with in accordance with the accounting policies adopted for investment properties.


  The accompanying notes are an integral part of these financial statements.

                             LJ INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

            (Amounts in thousands, except share and per share data)

                                                                            Year ended April 30

                                                                         1998       1999       2000      2000
                                                             Note        HK $       HK $       HK $      US $
Cash flows from operating activities:
 Income before income taxes                                            24,576     34,537     35,745     4,624
 Adjustments to reconcile income before income taxes
  to net cash provided by (used in) operating activities:
   Net interest expenses                                                6,964      5,186      2,980       386
   Depreciation of property, plant and equipment                        1,345      4,493      4,978       643
   Amortization of organization costs                                      85        160      1,085       140
   Amortization of goodwill                                                 7          7          7         1
   Issuing costs for convertible debentures                                 -          -      4,524       585
   Loss on disposal of property, plant and equipment                        -        562         22         3
   Gain on disposal of land and building                               (2,904)         -          -         -
   Allowance for doubtful debts                                             -      1,121        578        75
   Minority interests                                                      (2)      (273)      (405)      (52)
 Changes in operating assets and liabilities:
  Trade receivables                                                   (22,615)    (4,225)    (9,095)   (1,176)
  Inventories                                                          (9,801)   (46,642)   (54,806)   (7,090)
  Prepayments and other current assets                                    175    (15,738)    (5,377)     (696)
  Due from related parties                                               (860)       (97)      (654)      (85)
  Due from director                                                         -        (31)        31         4
  Trade payables                                                       11,359      1,884      6,247       808
  Accrued expenses and other payables                                      47      3,304     13,642     1,765
  Due to director                                                           -          -         12         2
  Letters of credit                                                    (1,127)    17,698     (8,252)   (1,068)
  Due to related parties                                                   48        (48)         -         -
                                                                      -------   --------   --------   -------
 Net cash provided by (used in) operating activities                    7,297      1,898     (8,738)   (1,131)
                                                                      -------   --------   --------   -------

Returns on investments and servicing of finance:
 Cash received from interest                                              212      1,690      2,668       345
 Cash paid for interest                                                (7,176)    (6,876)    (5,472)     (708)
                                                                      -------   --------   --------   -------
 Net cash used in returns on
  investments and servicing of finance                                 (6,964)    (5,186)    (2,804)     (363)
                                                                      -------   --------   --------   -------

Taxation
 Cash paid for income taxes                                            (1,878)    (2,932)       (93)      (12)
                                                                      -------   --------   --------   -------

Cash flows from investing activities:
 Organization costs                                                      (525)         -          -         -
 Purchase of bonds                                                         (1)         -          -         -
 Purchase of property, plant and equipment                            (22,728)    (7,802)    (3,477)     (450)
 Purchase of subsidiary                                        14(a)        -          -     (1,830)     (237)
 Proceeds on disposals of property, plant and equipment                 3,800          -        145        19
                                                                      -------   --------   --------   -------
 Net cash used in investing activities                                (19,454)    (7,802)    (5,162)     (668)
                                                                      -------   --------   --------   -------

Net cash used before financing activities                             (20,999)   (14,022)   (16,797)   (2,174)
                                                                      -------   --------   --------   -------

Cash flows from financing activities:                          14(b)
 Net proceeds from issue of 3% convertible debentures                       -          -     45,721     5,915
 Deferred offering costs                                              (14,095)         -          -         -
 Net proceeds from issue of shares/warrants                            58,051      7,364          -         -
 Net proceeds from sale of promissory notes                             2,184     (2,184)         -         -
 Loans acquired                                                         1,434      9,856      8,759     1,133
 Repayment of loans                                                    (8,016)    (4,925)   (12,949)   (1,675)
 Repayment of capitalized leases                                         (438)      (539)      (555)      (72)
 Restricted cash                                                          (75)   (12,074)   (10,815)   (1,399)
                                                                      -------   --------   --------   -------
 Net cash provided by (used in) financing activities                   39,045     (2,502)    30,161     3,902
                                                                      -------   --------   --------   -------

Net increase (decrease) in cash and cash equivalents                   18,046    (16,524)    13,364     1,728
Cash and cash equivalents, as of beginning of year                     (8,343)     9,703     (6,821)     (882)
                                                                      -------   --------   --------   -------
Cash and cash equivalents, as of end of year                            9,703     (6,821)     6,543       846
                                                                      =======   ========   ========   =======
Analysis of balances of cash and cash equivalents
 Cash                                                                  10,752      1,626     12,888     1,667
 Bank overdrafts                                                       (1,049)    (8,447)    (6,345)     (821)
                                                                      -------   --------   --------   -------
                                                                        9,703     (6,821)     6,543       846
                                                                      =======   ========   ========   =======
Non-cash transactions:
 Purchase of equipment under capitalized leases                           320        469        147        19
                                                                      =======   ========   ========   =======

  The accompanying notes are an integral part of these financial statements.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


1.   PRINCIPAL ACTIVITIES AND BASIS OF FINANCIAL STATEMENTS

     LJ International Inc. (the Company) and its subsidiaries (collectively the Group) are involved in the design, manufacture, marketing and sale of precious and semi-precious gemstones jewelry as well as diamond jewelry. While the Company is based in Hong Kong, its manufacturing operations are in the People's Republic of China (PRC) and most of its sales are currently in the United States. The Group also owns certain commercial and residential properties located in Hong Kong, which are held primarily for investment purposes.

     During the year ended April 30, 1998, the Company merged with Lorenzo Jewelry Mfg. (H.K.) Limited (Lorenzo). The Company was incorporated as a British Virgin Islands (BVI) company on January 30, 1997 and prior to the merger it had no significant operations, but had incurred certain organization and deferred offering costs. The merger had been accounted for by the purchase method of accounting under generally accepted accounting principles in Hong Kong (HK GAAP) and reflects operations for each period presented herein on the basis that the merger took place at April 30, 1994. In connection with this reorganization, HK$75 was recorded as goodwill. Under generally accepted accounting principles in the United States (US GAAP) such reorganization would be accounted for as if it were a pooling of interest as there exists common ownership between the companies. A reconciliation to this method of accounting is set out in note 17. The capital structure reflected in the financial statements is that of the Company, which is a holding company after the merger.



2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  Basis of accounting
          The financial statements are presented in Hong Kong dollars and have been prepared in accordance with Statements of Standard Accounting Practice (SSAP) and Interpretations issued by the Hong Kong Society of Accountants and HK GAAP which have been applied consistently throughout the relevant periods. These requirements differ in certain material respects from US GAAP - see note 17.

     (b)  Basis of preparation
          The measurement basis used in the preparation of the financial statements is historical cost modified by the revaluation of investment properties as explained in the accounting policies set out below.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (c)  Presentation of financial statements
          SSAP 1 (Revised) "Presentation of financial statements" which has been adopted for the first time in the current year, is concerned with the presentation and disclosure of financial information. The format of the statement of operations and the balance sheet has been revised in accordance with the SSAP, and a statement of recognized gains and losses, not previously required, is included. Certain comparative amounts have been restated in order to achieve a consistent presentation.

     (d)  Principles of combination and consolidation
          The consolidated financial statements mainly include the financial information of the Company and Lorenzo, Precious Gems Trading Limited (Precious Gems), Golden Horizon Trading Limited (Golden Horizon) and Fine Gift Enterprises Limited (Fine Gift). Lorenzo has three subsidiaries, two of which are incorporated in the PRC, Shantou Lorenzo Jewelry Mfg. and Shantou SEZ Lorenzo Gems & Craft Factory Co., Ltd. Lorenzo also has a subsidiary, Lorenzo Marketing Co. Limited (Lorenzo Marketing) which is incorporated in Hong Kong, and was 60% owned by Lorenzo as of April 30 1999. It became a 100% owned subsidiary of Lorenzo on March 22, 2000. Precious Gems is incorporated in BVI and has one subsidiary which is incorporated in the PRC, Lorenzo Gems Manufacturing (Shenzhen) Co., Ltd. Golden Horizon is incorporated in BVI and has one subsidiary which is incorporated in the PRC, Lorenzo Jewellery (Shenzhen) Co., Ltd. Fine Gift is incorporated in BVI and has one subsidiary which is incorporated in Hong Kong, Lorenzo Diamond Jewelry Mfg. Co., Limited. As of April 30, 2000, all subsidiaries are 100% owned.

          The consolidated financial statements have been prepared on the assumption that the current corporate structure was in existence throughout the relevant periods where applicable after making such adjustments as were considered necessary.

          The results of subsidiaries acquired or disposed of during the year are consolidated from or to their effective dates of acquisition or disposal respectively.

          All material intercompany balances and transactions have been eliminated on consolidation.

     (e)  Goodwill on consolidation
          Goodwill arising on consolidation being the excess of the purchase consideration payable at the time of acquisition of the subsidiaries over the fair values of the net underlying assets acquired, is amortized over a period of 10 years commencing from the year of acquisition. Goodwill is periodically reviewed for impairment based on an assessment of future operations to ensure they are appropriately valued.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (f)  Statement of cash flows
          Cash equivalents in the statement of cash flow represent short-term highly liquid investments which are readily convertible into known amounts of cash and which were within three months of maturity when acquired, less advances from banks repayable within three months from the date of the advance.

     (g)  Inventories
          Inventories are stated at the lower of cost and net realizable value. Cost, which comprises all costs of purchase and, where applicable, costs of conversion and other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the first-in, first-out method. Net realizable value represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Inventories consisted of the following:

                                                              As of April 30
                                                      1999       2000             2000
                                                      HK $       HK $             US $
     Raw materials                                   24,253     44,687            5,781
     Work-in-progress                                57,338     77,354           10,007
     Finished goods                                  13,245     27,601            3,570
     Less: Provision for slow moving inventories     (1,200)    (1,200)            (155)
                                                    -------   --------           ------
                                                     93,636    148,442           19,203
                                                    -------   --------           ------
                                                    -------   --------           ------

          Work-in-progress consists primarily of cut-stones, which generally could be sold to third parties, however, it is the Group's intent to manufacture these stones into finished jewelry.

          The amount of inventories carried at net realizable value is HK$6,795 (1999: HK$12,045), which is determined by the costs less a provision of slow moving items.

          Costs of inventories recognized as an expense for the years ended April 30, 1998, 1999 and 2000 were HK$44,799, HK$62,022 and HK$125,702 respectively.

     (h)  Property, plant and equipment (PPE) and depreciation
          PPE is stated at cost less accumulated depreciation. The cost of an asset consists of its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditure incurred after the assets have been put into operation, such as repairs and maintenance and overhaul costs, is charged to the statement of operations in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized as an additional cost of the asset.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (h)  Property, plant and equipment (PPE) and depreciation (Continued)
          When the recoverable amount of an asset has declined below its carrying amount, the carrying amount is reduced to reflect the decline in value. In determining the recoverable amount of assets, expected future cash flows are not discounted to their present values.

          When assets are sold or retired, their costs or valuation and accumulated depreciation are removed from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

          When assets are transferred between PPE and other classes of assets, the cost of such an asset on transfer is deemed to be the carrying amount of the asset as stated under its original classification. Any previous revaluation reserve on the asset is frozen upon the transfer until the retirement or disposal of the asset. On the retirement or disposal of the asset, the frozen revaluation reserve is transferred directly to retained earnings.

          Depreciation is calculated to write off the cost of PPE over their estimated useful lives from the date on which they become fully operational using the straight line method at the following annual rates:

   Land and buildings                   2% or over the unexpired term of leases
   Furniture, fixtures and equipment                                        20%
   Motor vehicles                                                           20%
   Plant and machinery                                                      10%
   Leasehold improvement                                                    10%

     (i)  Investment properties
          Investment properties are interests in land and buildings in respect of which construction works and development have been completed and which are intended to be held on long-term basis for their investment potential. Investment properties are stated in the balance sheet at their open market values on basis of professional valuation.

          The investment properties were revalued close at the end of April 2000 by CB Richard Ellis and Jones Lang LaSalle Limited, independent firms of qualified surveyors, on an open market value basis. The deficit of HK$3,200 arising on revaluation has been debited to the investment property revaluation reserve.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (i)  Investment properties (Continued)
          No amortization and depreciation is provided in respect of investment properties because their unexpired term of underlying land leases are over 20 years. Prior to 1995, these properties were classified as land and buildings and HK$1,080 of accumulated depreciation had previously been recorded.

          Investment properties include gross amount of HK$22,300 and HK$19,100 with no accumulated depreciation in respect of assets held for use under operating leases as of April 30, 1999 and 2000 respectively.

          Changes in the values of investment properties are dealt with as movements in the investment property revaluation reserve. If the total of the attributable reserve is insufficient to cover a deficit, on a portfolio basis, the excess of the deficit is charged to the statement of operations. Where a deficit has previously been charged to the statement of operations and a revaluation surplus subsequently arises, this surplus is credited to the statement of operations to the extent of the deficit previously charged.

          Upon disposal of an investment property, the relevant surplus or deficit of the investment property revaluation reserve realized in respect of previous valuations is released to the statement of operations.

     (j)  Organization costs
          Organization costs comprise of professional fees paid to third parties in connection with the organization of the Group. In prior years, it was capitalized and amortized over 10 years using straight line basis. The adoption of SSAP 1 (Revised), had led to a reassessment of this accounting policy. In particular, organization costs which are not considered to give rise on an identifiable resource from which economic benefits are expected to flow to the Group is now recognized as an expense in the period in which it is incurred. As the amount of resulting adjustments relating to periods prior to May 1, 1999 was considered by the directors to be insignificant, this change in accounting policy has not been applied retrospectively. Accordingly, the opening retained earnings for 1998, 1999 and 2000 have not been restated.

     (k)  Deferred taxation
          Deferred taxation is provided, using the liability method, on all significant timing differences to the extent it is probable that the liability will crystallize in the foreseeable future. A deferred tax asset is not recognized unless its realization is assured beyond reasonable doubt.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (l)  Operating leases
          Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable and receivable under operating leases are recorded in the statement of operations on a straight line basis over the lease terms.

     (m)  Capitalized lease obligations
          Where assets are acquired under capitalized leases, the amounts representing the outright purchase price of such assets are included in PPE and the corresponding liabilities, net of finance charges, are recorded as obligations under capitalized lease obligations. Depreciation is provided on the cost of the assets on a straight line basis over their estimated useful lives as set out in note 2(h) above. Finance charges implicit in the purchase payments are charged to the statement of operations over the periods of the contracts so as to produce an approximately constant periodic rate of charge on the remaining balances of the obligations for each accounting period.

     (n)  Related parties
          Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

     (o)  Revenue recognition
          Revenue is recognized when it is probable that the economic benefits will flow to the Group and when the revenue can be measured reliably.

          Turnover and operating revenue represent sale of goods at invoiced value to customers, net of returns and discounts, and are recognized when goods are delivered and title is passed to customers.

          Other revenue is recognized on the following basis:
          (i) Interest income is accrued on a time proportion basis on the principal outstanding and at the interest rate applicable; and
          (ii) Rental income relating to operating leases is recognized in the period in which the properties are let out and on the straight-line basis over the lease terms.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (p)  Foreign currencies
          Transactions in foreign currencies are translated at the applicable rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies are translated at applicable rates ruling at the balance sheet date. Exchange differences are recorded within the statement of operations.

          Assets and liabilities of overseas subsidiaries are translated at the applicable rates of exchange ruling at the balance sheet date. All exchange differences arising on the consolidation are recorded within equity. Historically, foreign exchange transactions have not been material to the financial statements.

          For the purpose of these financial statements, the exchange rate adopted for the presentations of financial information as of and for the year ended April 30, 2000 has been made at HK$7.73 to US$1.00.

     (q)  Gold loans
          Gold loan balances are translated at the gold price prevailing at the close of business on the balance sheet date. Profits or losses arising on translation are dealt with in the statement of operations.

     (r)  Earnings per share
          The calculation of basic earnings per share (EPS) is based on net income for the year attributable to shareholders and on the weighted average number of ordinary shares outstanding during the year.

          The calculation of diluted EPS is based on net income for the year attributable to shareholders and on the weighted average number of ordinary shares outstanding during the year, adjusted for the effects of all dilutive potential ordinary shares. The dilutive effect of convertible securities is reflected in diluted EPS by application of the if-converted method.

     (s)  Uses of estimates
          The preparation of the Group's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual amounts could differ from those estimates.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


3.   OPERATING RISKS

     (a)  Concentrations of credit risks

          Details of major customers from which the Group derived operating revenue are shown in note 16(c).

          Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when there are similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The major concentration of credit risk arises from the Group's receivables. Even though the Group does have major customers, it does not consider itself exposed to significant credit risk with regards to collection of the related receivables. Historical losses have not been significant.

     (b)  Country risks

          The Group may also be exposed to certain risks as a result of its manufacturing operation being located in the PRC and its investment properties in Hong Kong which are not typically associated with companies operating in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Group's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company's management does not believe these risks to be significant. There can be no assurance, however, that changes in political, social and other conditions will not result in any adverse impact.

     (c)  Cash and time deposits

          The Group maintains its cash balances and investments in time deposits with various banks and financial institutions located in Hong Kong. In common with local practice, such amounts are not insured or otherwise protected should the financial institutions be unable to meet their liabilities. There has been no history of credit losses.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


4.   PROPERTY, PLANT AND EQUIPMENT


                                    Land                  Furniture,
                                     and    Leasehold  fixtures and   Plant and      Motor
                               buildings  improvement     equipment   machinery   vehicles    Total    Total
At cost                             HK $         HK $          HK $        HK $       HK $     HK $     US $
     At May 1, 1999                4,970       16,273         8,945      13,973      2,675   46,836    6,059
     Addition                          -        1,041         1,083       1,364        136    3,624      469
     Disposal/written off              -            -           (22)       (159)         -     (181)     (24)
     Reclassification                  -          107           (10)        (97)         -        -        -
                                   -----      -------        ------     -------     ------  -------   ------
     At April 30, 2000             4,970       17,421         9,996      15,081      2,811   50,279    6,504
                                   -----      -------        ------     -------     ------  -------   ------
Accumulated depreciation
     At May 1, 1999                  716        2,322         4,481       2,647        933   11,099    1,437
     Charge for the year             140        1,657         1,303       1,364        514    4,978      643
     Disposal/written off              -            -             -         (14)         -      (14)      (2)
     Reclassification                  -           31             3         (34)         -        -        -
                                   -----      -------        ------     -------     ------  -------   ------
     At April 30, 2000               856        4,010         5,787       3,963      1,447   16,063    2,078
                                   -----      -------        ------     -------     ------  -------   ------

Net book value
     At April 30, 2000             4,114       13,411         4,209      11,118      1,364   34,216    4,426
                                   =====      =======        ======     =======     ======  =======   ======

     At April 30, 1999             4,254       13,951         4,464      11,326      1,742   35,737    4,622
                                   =====      =======        ======     =======     ======  =======   ======

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


4.   PROPERTY, PLANT AND EQUIPMENT (Continued)

     (a) The net book value of the property, plant and equipment includes an amount of HK$1,471 and HK$1,205 in respect of assets held under capitalized leases as of April 30, 1999 and April 30, 2000 respectively. Depreciation charge in respect of these assets for the years ended April 30, 1999 and 2000 amounted to HK$461 and HK$463 respectively.

     (b) The Group has pledged all land and buildings and investment properties to collaterize general banking facilities granted to the Group as of April 30, 1999 and April 30, 2000 (see note 5).

5.   BANKING FACILITIES AND OTHER LOANS

                                                                     As of April 30
                                                           1999            2000         2000
                                                 Notes     HK $            HK $         US $
     Bank overdraft                               (a)     8,447           6,345          821
                                                         ======         =======       ======
     Notes payable:
      Current portion                                     5,569           4,070          526
      Non-current portion                                 8,354           6,069          785
                                                         ------         -------       ------
                                                  (b)    13,923          10,139        1,311
                                                         ======         =======       ======
     Letters of credit, gold and other loans:
      Letters of credit                           (a)    34,193          25,941        3,356
      Gold loan                                   (c)     9,500          10,259        1,327
      Other loans                                 (d)     1,165               -            -
                                                         ------         -------       ------
                                                         44,858          36,200        4,683
                                                         ======         =======       ======

     The Group's banking facilities are collaterized by land and buildings, investment properties (see note 4(b)), restricted cash deposits, factored receivables and personal guarantees of certain directors.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


5.   BANKING FACILITIES AND OTHER LOANS (Continued)

     (a) The Group had various letters of credit and overdraft under banking facilities as follows:

                                             As of April 30
                                     1999            2000    2000
                                     HK $            HK $    US $

          Facilities granted
           Letters of credit       38,125          66,500   8,603
           Overdrafts              10,000          36,500   4,722
                                   ------         -------  ------
                                   ------         -------  ------

          Utilized
           Letters of credit       34,193          25,941   3,356
           Overdrafts               8,447           6,345     821
                                   ------         -------  ------
                                   ------         -------  ------

          Unutilized facilities
           Letters of credit        3,932          40,559   5,247
           Overdrafts               1,553          30,155   3,901
                                   ------         -------  ------
                                   ------         -------  ------

          The bank overdrafts are denominated in Hong Kong dollars, bear interest at the floating commercial bank lending rates in Hong Kong, which ranged from 9.25% to 11% per annum as of April 30, 2000 (1999:
          8.6% to 11.5% per annum) and are renewable annually with the consent of the relevant banks.

          Under the banking facilities arrangements, the Group is required to maintain certain cash balances based on the amount of facilities granted. These balances are reflected as restricted cash in the balance sheet.

     (b) The Group also had mortgage loans classified under notes payable which are related to the Group's investment properties. These loans aggregated HK$13,923 and HK$10,139 as of April 30, 1999 and 2000 respectively. Interest charges on these loans range from 10.75% to 11.5% per annum as of April 30, 2000 (1999: 10.09% to 10.59% per annum).

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


5.   BANKING FACILITIES AND OTHER LOANS (Continued)

     (b)  Expected maturities of notes payable are as follows:

                             As of April 30, 2000
                                  HK $    US $

          2001                   4,070     526
          2002                   3,920     507
          2003                   2,149     278
                                ------  ------
                                10,139   1,311
                                ------  ------
                                ------  ------

     (c) The Group had outstanding loans to purchase 4.3 oz and 4.85 oz of gold as of April 30, 1999 and 2000 with the related balances being HK$9,500 and HK$10,259 respectively. These loans are due within the next year, however, have been historically renewed. These loans bear interest at 3.15% to 3.45% as of April 30, 2000 (1999: 3.1% to 3.3%). These loans can be repaid in cash at the current exchange rate of gold any time prior to maturity. The Group adjusts the outstanding loan balance to the current market rate of gold as of the balance sheet date. Due to changing prices of gold, this adjustment has resulted in additional income of HK$630 and HK$338 for the years ended April 30, 1999 and 2000 respectively. As the Group does not hedge for changes in the future price of gold, the Group is exposed to certain market risks, which may result from potential future increases in the price of gold.

     (d) The Group had a three month short-term loan of HK$1,165 due to a private company as of April 30, 1999. The loan bears interest at 2.8% per month and has been fully repaid in June 1999.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


6.   CAPITALIZED LEASE OBLIGATIONS

                                                        As of April 30
                                                  1999      2000     2000
                                                  HK $      HK $     US $
     Capitalized lease obligations:
       Within one year                             540       593       77
       In the second to fifth years inclusive      674       213       28
                                                 -----     -----    -----
                                                 1,214       806      105
                                                 -----     -----    -----
                                                 -----     -----    -----

     The following is a schedule of future minimum lease payments under capitalized leases as of April 30, 2000:

                                                     HK $  US $

     Future minimum lease payments                  1,027   133
     Less: Amount representing interest               221    28
                                                    -----  ----

     Present value of net minimum lease payments      806   105
     Less: Current portion                            593    77
                                                    -----  ----
                                                      213    28
                                                    -----  ----
                                                    -----  ----

     Finance charges on capitalized lease obligations for the years ended 1998, 1999 and 2000 were HK$92, HK$144 and HK$147 respectively.


7.   CONTINGENT LIABILITIES

     As of April 30, 1999 and 2000, the Group had contingent liabilities in respect of bills discounted with recourse amounting to HK$895 and HK$Nil respectively.

     As of April 30, 1999 and 2000, the Group provided guarantee in respect of the following:
     (a) Bank mortgage loans granted to a director, Yih Yu Chuan to the extent of HK$4,882 (US$632) and HK$Nil respectively;
     (b) Loan facility granted to a company, in which the Group has 18% equity interest as of April 30, 2000, to the extent of HK$Nil and HK$2,319 (US$300) principal amount plus the related interests respectively.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


8.   SHARE CAPITAL, WARRANT RESERVE AND SHARE PREMIUM

     (a) As of April 15, 1998, the Company issued 1,460,000 shares of common stock to the public in the Initial Public Offering and had raised HK$52,056.

          The merger with the Deen Technology, Corp (Deen), which was committed to in December 1996 was completed by the issue of 142,946 shares of its common stock at nil consideration on October 6, 1997, with the Company being the legal surviving entity. Deen had no significant assets or liabilities, but did have a large number of U.S. shareholders.

          As agreed with the US$783 promissory note holders in respect of the bridge loan financing before the Initial Public Offering, the Company issued 156,500 shares of common stock to note holders on the effective date of the Initial Public Offering, without any additional consideration.

     (b) In the Initial Public Offering, the Company has issued 1,679,000 warrants (including 219,000 over-allotment warrants). Each warrant entitles the holders to purchase one share of common stock at a price of US$5.75 per share for a period of five years from the effective date of the offering. The Company has received all proceeds from the issue totalling HK$1,622 and was recorded in the Company's warrant reserve account.

     (c) In addition to note 8(b) above, the representative of the Initial Public Offering received warrants to purchase 146,000 shares of common stock at US$8.25 per share and options to purchase 146,000 warrants, each of which also entitles the holder to purchase one share of common stock at US$8.25 per share, at US$0.20625 per warrant. These warrants and options are exercisable from April 15, 1998 and expire on April 14, 2003.

     (d) During the year ended April 30, 1999, 219,000 additional shares were issued to cover the over-allotment for the initial public offering completed in April 1998.

     (e) On October 29, 1999, the Company entered into a Securities Purchase Agreement with an accredited investor pursuant to which the Company agreed to issue and the investor agreed to purchase up to US$10,500,000 of 3% Convertible Debentures, as well as common stock purchase warrants. The Debenture is convertible into the shares of the Company's common stock, with an exercise price at the lesser of Fixed Conversion Price or the Variable Conversion Price. The Fixed Conversion Price is the greater of US$5.00 per share or 125% of the average closing bid price of the common stock for the 15 trading days ending on the trading day immediately before the respective Closing Dates. The Variable Conversion Price represents 92% of the average of the two lowest closing bid prices of the common stock during the 20 trading days immediately prior to conversion.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


8.   SHARE CAPITAL, WARRANT RESERVE AND SHARE PREMIUM (Continued)

     (e)  (Continued)
          On November 5, 1999, the Company issued the first tranche of US$3,000,000 of 3% Convertible Debentures with the date of maturity on November 5, 2002; and Warrants for the Convertible Debenture holder to purchase 45,000 shares of the Company's common stock at an exercise price of US$3.75 per share with an expiration date of November 30, 2004. In addition, Warrants to purchase 30,000 shares of the Company's common stock were issued to the placement agent as partial compensation for its services, with the same terms as the detachable warrants.

          On March 22, 2000, the Company issued the second tranche of US$3,500,000 of 3% Convertible Debentures with the date of maturity on March 22, 2003; and Warrants for the Convertible Debenture holder to purchase 52,500 shares of the Company's common stock at an exercise price of US$6.94 per share with an expiration date of March 31, 2005. In addition, Warrants to purchase 35,000 shares of the Company's common stock were issued to the placement agent as partial compensation for its services, with the same terms as the detachable warrants.

          As of April 30, 2000, all the first tranche of US$3,000,000 and US$500,000 out of the US$3,500,000 second tranche Convertible Debentures and related interest up to the dates of conversion, have been exercised and converted, and 1,072,412 shares of common stock were issued in this respect.

          No other share of common stock was issued during the year. The Company had 7,438,058 shares of common stock outstanding as of April 30, 2000 (1999: 6,365,646 shares).

     (f) On July 31, 1999 the Company entered into a consulting agreement with a consultant which providing investor relationship services to the Company, and the Company agreed to issue a 5-year common stock purchase warrant, with an expiration date of five years (July 30, 2004). The consulting agreement was terminated on January 31, 2000 and a warrant to purchase 35,000 shares of common stock of the Company at an exercise price of US$5.00 was issued.

     None of the warrants as aforesaid was exercised for each of the years in the three year period ended April 30, 2000.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


9.   STOCK BASED COMPENSATION PLAN

     As of June 1, 1998, the Company adopted a stock option plan (the Plan) which was approved by the shareholders on December 9, 1998. The Plan allows the Board of Directors, or a committee thereof at the Board's discretion, to provide for a total of 2,000,000 stock options to officers, directors, key employees and advisors of the Company or its subsidiaries. Out of the stock options provided, 1,285,000 stock options were issued in accordance with the terms of the Plan on April 12, 1999 to certain officers, directors, key employees and advisors of the Group at an exercise price of US$5.0 (HK$38.65) per share (the fair market value of the common stock as of April 12, 1999) and are exercisable during the period from April 12, 1999 to April 11, 2009.

     Pursuant to the 1999 Annual Meeting of the Shareholders on December 15, 1999, the authorised number of stock options was increased from 2,000,000 to 4,000,000. The purchase price of the shares of the Common Stock covered by the Plan shall be at least 100% of the fair market value per share of such shares on the Date of Grant, with a term of ten years.

     265,000 incentive stock options were issued on January 14, 2000 at an exercise price of US$5.0 (HK$38.65) per share and for a term of ten years.

     There were 1,285,000 and 1,550,000 incentive stock options issued and exercisable as of April 30, 1999 and 2000 respectively.


10.  RELATED PARTY TRANSACTIONS

     (a)  Names and relationship of related parties

                                                                Existing relationships with the Group
                                                                -------------------------------------

          Yih Yu Chuan                                          Director and major shareholder of the Company
          Gemological Institute of America,
            Hong Kong Limited                                   Common directors and major shareholders
          Lorenzo Consultant & Investment
            (China) Limited                                     Common directors and major shareholders
          Hong Kong Brasil Lapidary Limited                     Common director and major shareholder
          International Asset Management Limited                Common director

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


10.  RELATED PARTY TRANSACTIONS (Continued)

     (b)  Summary of related party transactions

                                                                                As of April 30
                                                                     1999               2000               2000
                                                     Notes           HK $               HK $               US $
                                                                   ------             ------             ------
          Due from related parties:
            Gemological Institute of America,
             Hong Kong Limited                        (i)           2,724              3,406                440
            Lorenzo Consultant & Investment
             (China) Limited                          (i)              25                  -                  -
            Hong Kong Brasil Lapidary Limited         (i)               3                  -                  -
                                                                   ------             ------             ------
                                                                    2,752              3,406                440
                                                                   ======             ======             ======


          Due (to) / from  related party:
            Yih Yu Chuan                              (i)              31                (12)                (2)
                                                                   ======             ======             ======

          Certain banking facilities granted to the
            Group collateralized by properties
            owned by Yih Yu Chuan and his
            personal guarantee to the extent of                    66,063             52,684              6,815
                                                                   ======             ======             ======

                                                                      Year ended April 30
                                                                1998        1999       2000      2000
                                                     Notes      HK $        HK $       HK $      US $

          Directors' emoluments                        (ii)    1,518       2,083      4,977       644
                                                              ======      ======     ======    ======
          Sales:
            Hong Kong Brasil Lapidary Limited         (iii)      254           3          -         -
            Gemological Institute of
             America, Hong Kong Limited               (iii)        -          71          -         -
                                                              ------      ------     ------    ------
                                                                 254          74          -         -
                                                              ======      ======     ======    ======
          Rental/Management fee income:
            Gemological Institute of
             America, Hong Kong Limited                (iv)      275           -        282        36
                                                              ======      ======     ======    ======
          Gain on sale of building:
            Yih Yu Chuan                                (v)    2,904           -          -         -
                                                              ======      ======     ======    ======
          Consultancy and professional fees
            paid and payable:
            International Asset Management Limited     (vi)      438         283        873       113
                                                              ======      ======     ======    ======

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


10.  RELATED PARTY TRANSACTIONS (Continued)

     (i) The amounts due from/to related parties represent unsecured advances which are interest free and repayable on demand.

     (ii)   The emoluments were determined by the directors.

     (iii) The sales to related parties are made according to the published prices and conditions offered to the major customers of the Group.

     (iv) During the year ended April 30, 1998, the Group had leased certain office space to a related party at HK$25 per month. The monthly charge was determined by the directors.

            During the year ended April 30, 2000, the Group has received management fee income from a related party. The fee was determined by the directors.

     (v) During the year ended April 30, 1998, Yih Yu Chuan purchased for cash an investment property from the Group at appraised value. The Group recognized a gain in this sale of HK$2,904 (see note 17(k)).

     (vi) The consultancy and professional fees were determined based on normal commercial terms.


11.  OPERATING LEASES COMMITMENTS

     As of April 30, 1999 and 2000, the Group had outstanding commitments not provided for under non-cancellable operating leases in respect of land and buildings, the portion of these commitments which are payable in the following year is as follows:

                                                         As of April 30
                                                   1999         2000      2000
                                                   HK $         HK $      US $
     Operating leases which expire:
        Within one year                             576        1,288       167
        In the second to fifth years inclusive    3,118        1,719       222
                                                  -----       ------     -----
                                                  3,694        3,007       389
                                                  -----       ------     -----
                                                  -----       ------     -----

     Total lease expense for the years ended April 30, 1998, 1999 and 2000 was HK$1,398, HK$3,281 and HK$3,759 respectively.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


12.  STAFF RELATED COSTS
                                                       Year ended April 30
                                               1998       1999      2000    2000
                                     Notes     HK $       HK $      HK $    US $

     Salaries, bonus and welfares            28,067     50,543    66,029   8,542
     Pension expense                 12(a)      248        446       483      62
                                             ------    -------   -------  ------
     Total Staff Cost                        28,315     50,989    66,512   8,604
                                             ======    =======   =======  ======

     (a)  The Group operates a defined contribution retirement plan (Retirement
          Plan) which is optional for all qualified employees. The assets of the Retirement Plan are held separately from those of the Group in a provident fund managed by an independent trustee. The pension cost charge represents contributions payable to the fund by the Group at rates specified in the rules of the Retirement Plan. Where employees leave the Retirement Plan prior to vesting fully in the contributions, the contributions payable by the Group are reduced by the amount of forfeited contributions.

          The amount of forfeitures in respect of Retirement Plan for the years ended April 30, 1998, 1999 and 2000 was HK$16, HK$22 and HK$224
          respectively.


13.  INCOME TAXES

     Reconciliation to the expected statutory tax rate in Hong Kong of 16% (1999: 16% and 1998: 16%) is as follows:

                                                           Year ended April 30
                                                          1998    1999    2000
                                                             %       %       %
     Statutory rate                                       16.0    16.0    16.0
     Tax effect of net operating losses                    1.0     1.4     5.1
     Non taxable PRC profits                              (8.8)  (15.4)  (16.3)
     Others                                                0.4    (0.9)   (4.7)
                                                          ----   -----   -----
     Effective rate                                        8.6     1.1     0.1
                                                          ====   =====   =====

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


13.  INCOME TAXES (Continued)

     Income tax expense is comprised of the following:

                                                     Year ended April 30
                                                1998   1999      2000    2000
                                                HK $   HK $      HK $    US $

     Current taxes:
      For the year                             2,094    520     1,207     156
      Under (Over) provision in prior years       26   (140)   (1,182)   (153)
                                               -----  -----   -------   -----
                                               2,120    380        25       3
     Deferred taxes                                -      -         -       -
                                               -----  -----   -------   -----
     Income tax expense                        2,120    380        25       3
                                               =====  =====   =======   =====

     The Group is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which it is domiciled and operates.

     The Company is incorporated under the International Business Companies Act of the British Virgin Islands and, accordingly, is exempted from payment of the British Virgin Islands income tax. The Hong Kong subsidiaries are subject to Hong Kong profits tax at a rate of 16% (1999: 16% and 1998:
     16%).

     PRC subsidiaries are registered to qualify as Foreign Investment Enterprises in the PRC and are eligible for certain tax holidays and concessions. Accordingly, certain PRC subsidiaries were exempted from PRC income tax for two years starting from their first profit-making years, followed by a 50% reduction of tax for next three years. Certain subsidiaries have commenced the tax holidays during the year. As a result, the Company has not recorded any PRC income tax expense. PRC income tax in the future will be calculated at the applicable rates relevant to the PRC subsidiaries which currently are 15%.

     Deferred taxation has not been provided as the tax effect of timing difference is insignificant at the balance sheet date.

     At the balance sheet date, major components of the deferred taxation liabilities (assets) unprovided are as follows:

                                                         As of April 30
                                                   1999       2000      2000
                                                   HK $       HK $      US $

     Excess of tax allowances over depreciation     357        385        50
     Tax losses carried forward                    (830)      (923)     (119)
                                                   ----      -----     -----
                                                   (473)      (538)      (69)
                                                   ====      =====     =====

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


14.  NOTES TO STATEMENTS OF CASH FLOWS

     (a)  Purchase of  subsidiary
          On March 22, 2000, Lorenzo acquired the remaining shareholding (i.e. 40%) of Lorenzo Marketing for a consideration of HK$1,830.

                                               Year ended April 30
                                                   2000    2000
                                                   HK $    US $
        Net liabilities acquired:
          Property, plant and equipment               4       1
          Trade receivables                         125      16
          Inventories                               512      66
          Cash and cash equivalents                  99      13
          Trade payables                            (68)     (9)
          Accrued expenses and other payables    (1,291)   (167)
                                                 ------   -----
                                                   (619)    (80)
        Interest attributable to the Group
          as of March 22, 2000                      372      48
        Goodwill arising from acquisition         2,077     269
                                                 ------   -----
        Total purchase consideration              1,830     237
                                                 ======   =====

        Satisfied by cash                         1,830     237
                                                 ======   =====

        There was no acquisition for each of the year ended April 30, 1998 and 1999.

     (b)  Analysis of changes in financing

                                                     Common stocks        Notes
                                                         (including     payable   Capitalized            3%
                                                        premium and   and other         lease   convertible
                                                    warrant reserve)      loans   obligations    debentures
                                                               HK $        HK $          HK $          HK $
                                                    ---------------   ---------   -----------   -----------
        As of April 30, 1997                                    339      26,239         1,402             -
        Cash provided by (used in) financing                 43,355           -             -             -
        New (Repayment of) loans, net                             -      (6,582)         (438)            -
        Inception of capitalized lease contracts                  -           -           320             -
                                                    ---------------   ---------   -----------   -----------

        As of April 30, 1998                                 43,694      19,657         1,284             -
        Cash provided by (used in) financing                  7,364           -             -             -
        New (Repayment of) loans, net                             -       4,931          (539)            -
        Inception of capitalized lease contracts                  -           -           469             -
                                                    ---------------   ---------   -----------   -----------

        As of April 30, 1999                                 51,058      24,588         1,214             -
        Cash provided by (used in) financing                 27,231           -             -             -
        New (Repayment of) loans, net                             -      (4,190)         (555)       23,190
        Inception of capitalized lease contracts                  -           -           147             -
                                                    ---------------   ---------   -----------   -----------

        As of April 30, 2000                                 78,289      20,398           806        23,190
                                                    ===============   =========   ===========   ===========

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


15.  OTHER SUPPLEMENTARY INFORMATION

     The following items are included in the consolidated statements of operations in arriving at income before income taxes:

                                                           Year ended April 30

                                                       1998    1999     2000    2000
                                                       HK $    HK $     HK $    US $
     Finance costs
      Interest expenses                               7,176   6,876    5,648     731
      Issuing costs for convertible debentures            -       -    4,524     585
                                                      -----  ------  -------  ------
                                                      7,176   6,876   10,172   1,316
                                                      -----  ------  -------  ------
                                                      -----  ------  -------  ------

     Direct expenses attributable to rental income       44       2       29       4
                                                      -----  ------  -------  ------
                                                      -----  ------  -------  ------

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


16.  REPORT ON SEGMENT INFORMATION

     (a)  The Group has operations in the following geographical areas:

                                                       Year ended April 30
                                               1998       1999       2000      2000
                                               HK $       HK $       HK $      US $
                                            -------   --------   --------   -------
 Operating revenue:
   Sales to customers outside the Group:
    United States of America & Canada       111,274    178,930    231,751    29,981
    Hong Kong                                 2,248        630     20,395     2,638
    Europe and other countries                5,667     13,467     45,330     5,864
    PRC                                          58         37      2,413       312
    Japan                                     4,952      2,155      1,012       131
                                            -------   --------   --------   -------
                                            124,199    195,219    300,901    38,926
                                            -------   --------   --------   -------
                                            -------   --------   --------   -------

Income taxes:
   Hong Kong                                  2,120        380         25         3
   PRC                                            -          -          -         -
                                            -------   --------   --------   -------
                                              2,120        380         25         3
                                            -------   --------   --------   -------
                                            -------   --------   --------   -------

  Segment profit:
   Hong Kong                                 15,415      6,335      1,557       202
   PRC                                       14,005     33,008     37,143     4,805
 Interest expenses, net                      (6,964)    (5,186)    (2,980)     (386)
                                            -------   --------   --------   -------
 Net income                                  22,456     34,157     35,720     4,621
                                            -------   --------   --------   -------
                                            -------   --------   --------   -------


                                                         As of April 30
                                              1999            2000          2000
                                              HK $            HK $          US $
                                            -------       --------       -------
 Segment assets:
   Hong Kong                                 89,305        181,387        23,465
   PRC                                      133,570        129,152        16,708
                                            -------       --------       -------
                                            222,875        310,539        40,173
                                            -------       --------       -------
                                            -------       --------       -------

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


16.  REPORT ON SEGMENT INFORMATION (Continued)

     (b) The Group operates in two segments, the manufacture of jewelry and holding of investment properties. Information regarding these segments is as follows:

                                                       Year ended April 30
                                                1998      1999      2000      2000
                                                HK $      HK $      HK $      US $
       Revenues:
         Manufacture of jewelry              124,199   195,219   300,901    38,926
         Holding of investment properties      1,273       474       875       113
                                             -------  --------  --------   -------
                                             125,472   195,693   301,776    39,039
                                             =======   =======   =======   =======
       Income tax provision (credit):
         Manufacture of jewelry                1,924       305      (110)      (14)
         Holding of investment properties        196        75       135        17
                                             -------  --------  --------   -------
                                               2,120       380        25         3
                                             -------  --------  --------   -------
       Segment profit:
         Manufacture of jewelry               21,227    33,685    34,874     4,512
         Holding of investment properties      1,229       472       846       109
                                             -------  --------  --------   -------
                                              22,456    34,157    35,720     4,621
                                             =======   =======   =======   =======

          All of the Group's depreciation expense and capital expenditures during the three years ended April 30, 2000 relate to the manufacture of jewelry.

                                                           As of April 30
                                                1999            2000          2000
                                                HK $            HK $          US $
      Segment assets:
         Manufacture of jewelry              200,514         289,308        37,426
         Holding of investment properties     22,300          19,100         2,471
         Unallocated - goodwill                   61           2,131           276
                                             -------        --------       -------
                                             222,875         310,539        40,173
                                             =======        ========       =======


                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


16.  REPORT ON SEGMENT INFORMATION (Continued)

     (c) The Group derived operating revenue from the following major customers, which accounted for over 10% of operating revenue.

                                                 Year ended April 30
                                         1998          1999          2000
                                         HK $   %      HK $   %      HK $   %

        QVC Network Inc.               68,718  55   112,170  57   136,077  45
        QVC - Europe                    2,735   2    12,832   7    40,769  14
        Tocantins Minerals Mining &
         Science Corp.                 15,691  13         -   -         -   -

          Accounts receivable related to these major customers were HK$15,160 as of April 30, 1999 and HK$12,041 as of April 30, 2000.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


17. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Group's financial statements are prepared in accordance with HK GAAP, which differ in certain material respects from US GAAP, including certain accounting interpretations of the Securities and Exchange Commission (SEC) as practiced in the United States. The significant differences relate principally to the following items and the adjustments necessary to restate operating income and shareholders' equity in accordance with US GAAP are shown in the tables set out below.

     (a)  Business combinations
          Under HK GAAP, the reorganization of companies under common control involving the acquisition by the merger of the Company and Lorenzo was accounted for by the purchase method of accounting. The consideration given by the Company was recorded at fair value and the excess over the fair value of net assets acquired was treated as goodwill. The accompanying financial statements have been presented on a consolidated basis, which effectively reflect this reorganization as of April 30, 1994, even though the merger occurred on May 6, 1997. Under US GAAP this would be recorded as a reorganization of companies under common control similar to a pooling of interest. The effect of this difference is that no goodwill would be recorded on such combination.

     (b)  Share capital transactions
          The Company completed a bridge loan financing on October 17, 1997, where it raised HK$6,049 (US$783). As of April 30, 1998, there still had an outstanding balance amounting to HK$2,280 (principal plus accrued interest) which had been repaid in May 1998. As agreed, the Company issued 156,500 shares of its unregistered common stock at no additional cost to the note holders after the Company completed its public offering on April 15, 1998. Under US GAAP the Company is required to fair value such shares. The value associated with these shares is HK$6,049 based on the price associated with the offering, which has been amortized as an additional interest expense during the year ended April 30, 1998.

          In connection with the public offering, the Company paid the Representative HK$835 (US$108) for future financial consulting. Under HK GAAP such amount was offset against the proceeds of the offering. Under US GAAP such amount would be deferred and recognized as an expense over the period the services are expected to be performed on an accelerated basis over the next three years following the completion of the public offering.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


17. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

     (c)  Stock-based compensation
          Under HK GAAP, there are no specific requirements to recognize the compensation cost arising from stock options granted to employees on the financial statements.

          Under US GAAP, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 " Accounting for Stock-Based Compensation " (SFAS 123). As permitted by SFAS 123, the Company has chosen to account for stock-based compensation using the intrinsic value method. Accordingly, because the exercise price of the Company's incentive stock options is same to or higher than the market price of the underlying stock on the date of grant, no compensation expense has been recognized for its stock-based compensation plan. Had compensation expense for the incentive stock option plan been determined based on the fair value at the date of grant and been amortized over the period from the date of grant to the date that the award is vested, consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reported as follows:


                                            Year ended April 30
                                            1999     2000   2000
                                            HK $     HK $   US $
                                          -------  -------  -----
          Pro forma net income             11,009   34,124  4,414
                                          =======  =======  =====
          Pro forma earnings per share
           Basic                             1.73     5.18   0.67
                                          =======  =======  =====
           Diluted                           1.73     4.95   0.64
                                          =======  =======  =====

          The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                          Year ended April 30
                                                             1999      2000
          Expected dividend yield                             Nil       Nil
          Expected stock price volatility                     60%       19%
          Risk-free interest rate                           5.85%     6.49%
          Expected life of options                        3 years   3 years

          The weighted average fair value per option granted during the year ended April 30, 1999 and 2000 was US$2.25 and US$0.41 respectively.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


17. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

     (c)  Stock-based compensation (Continued)
          The Company's stock option activities and related information for the years ended April 30, 1998, 1999 and 2000 are summarized as follows:

                                                 Year ended April 30
                         --------------------------------------------------------------------
                                 1998                  1999                        2000
                                   Weighted              Weighted                    Weighted
                                    average               average                     average
                                   exercise              exercise                    exercise
                          Options     price    Options      price         Options       price
                                       US $                  US $                        US $
Outstanding and
  exercisable,
  beginning of year             -         -          -          -       1,285,000         5.0
 Granted                        -         -  1,285,000        5.0         265,000         5.0
Exercised                       -         -          -          -               -           -
Forfeited                       -         -          -          -               -           -
                         --------            ---------                 ----------
Outstanding and
  exercisable,
  end of year                   -         -  1,285,000        5.0       1,550,000         5.0
                         ========            =========                 ==========
Weighted average
  remaining
  contractual life              -             10 years                 9.13 years
                         ========            =========                 ==========

     (d)  Stock-based transactions
          The Company issued to a consultant a warrant to purchase 35,000 shares of common stock as part of the consultancy fee on July 31,1999 (see note 8(f)). In addition, the Company issued to a placement agent two warrants to purchase an aggregate of 65,000 shares of common stock for the services rendered in respect of the issue of the convertible debentures on November 5, 1999 and March 22, 2000 (see note 8(e)). Under HK GAAP, there are no specific requirements to recognize the compensation costs arising from these transactions. Under US GAAP, the costs associated with these transactions are accounted for based on fair value of the warrants at the date of issue. Using the Black-Scholes option pricing model with the same weighted-average assumptions as employees' stock options, the fair value of these warrants was estimated as HK$136 and HK$328 respectively and have been recoginzed as an additional expense during the year ended April 30, 2000 and the same amount was recorded in the Company's warrant reserve account (see note 17 (n)). Accordingly, there is no effect on the shareholders' equity under US GAAP.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


17. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

     (e)  Discount on convertible debentures
          In connection with the convertible debentures issued with detachable warrants to a placement agent (see note 8(e)), there are no specific requirements under HK GAAP to allocate any of the proceeds from issuance of convertible debenture attributable to detachable warrants. Under US GAAP, the proceeds from issuance of convertible debenture with detachable warrants shall be allocated between the warrant and the convertible debenture based on their fair values at time of issuance. The difference between the proceeds allocated to the debentures and the face value of the debenture should be recorded as discount or premium. The discount or premium is amortized over the life of the debenture, using the interest method. During the year ended April 30, 2000, the Company recognized a sum of HK$534 as discount on convertible debentures. The amount of discount on convertible debentures amortized for the year ended April 30, 2000 and unamortized balance as at April 30, 2000 are HK$238 and HK$296 respectively.

     (f)  Capitalized deferred costs
          During the year ended April 30, 1998, the Company merged with Deen. Approximately HK$640 and HK$193 of costs were incurred in connection with the merger for each of the years ended April 30, 1997 and 1998 respectively. In previous years under HK GAAP, these costs were capitalized as organization costs and amortized over ten years. Following the adoption of the SSAP (Revised) in the current year, the carrying amount of such cost amounting to HK$686 has been fully expensed in the current year (see note 2(j)). Under US GAAP, as Deen has no significant assets or substantive operations, other than a large shareholder base, these costs, would be expensed as incurred. The effect is that there is no more organization costs being capitalized under both HK and US GAAP as of April 30, 2000.

          The Company also has incurred certain indirect costs paid to current directors associated with its public offering. Under HK GAAP, these costs which totaled HK$120 and HK$589 for each of the years ended April 30, 1997 and 1998 have been deferred as offering costs and offset against share premium upon completion of the public offering. In addition, during the year ended April 30, 1998, the Company has incurred indirect costs amounting to HK$116 with a consultant associated with its public offering. Under US GAAP these amounts would be expensed as incurred.

          During the year ended April 30, 1999 and 2000, there is no additional capitalized deferred cost incurred.

     (g)  Earnings per share
          Under US GAAP shares issued in connection with Deen Merger (see note 8(a)) are reflected as outstanding for all periods as they were issued for nominal consideration whereas under HK GAAP these shares are reflected as outstanding since the date of the issue (i.e., October 6, 1997).

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


17. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

     (g)  Earnings per share (Continued)
          In addition, under HK GAAP the number of incremental shares included in the denominator in connection with the warrants and options (see note 8) is the weighted average number of additional ordinary shares which would have been outstanding assuming the conversion of all dilutive potential ordinary shares whereas under US GAAP the number of incremental shares is determined by computing a year-to-date weighted average number of incremental shares included in each quarterly diluted EPS computation which is computed by using the average market prices during the three months included in the reporting period.

     (h)  Fair value of financial instruments
          The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. Under US GAAP the estimated fair values are to be disclosed if they are materially different from the underlying historical cost basis. The Group has the following financial instruments and investments, where the fair values may be different from historical costs.

          i) Investment properties - The fair value of the investment properties held by the Group as of April 30, 2000 is estimated to be HK$19,100 on the open market value basis whereas the historical cost of such properties is HK$16,968. The market valuations were performed by independent qualified surveyors at dates close to the balance sheet date.

          ii) Related party transactions - The Group has receivables from affiliated companies, which are non-interest bearing and unsecured. The fair value of these financial instruments may be different from the historical cost basis, but due to the related party nature of the transaction, this difference cannot be estimated. (As discussed below, there are other differences between US GAAP and HK GAAP in the treatment and classification of these related party advances).

          iii) Cash and cash equivalents, trade receivables and trade payables - The carrying amounts approximate fair value because of the short maturity of those instruments.

     (i)  Investment properties
          Under HK GAAP investment properties are included in the balance sheet at their open market values, based on a year end valuation. Under US GAAP investment properties are recorded at their historical costs. This would have reduced the carrying values by HK$6,412 and HK$3,212 as of April 30, 1999 and 2000 respectively with no related income tax effect. Under HK GAAP investment properties have not been depreciated since 1995, at which time accumulated depreciation was HK$1,080. Under US GAAP depreciation would have continued to be recorded over an estimated useful life of 40 years based on historical costs. This would have increased depreciation expense for the years

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


17. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

     (i)  Investment properties (Continued)
          ended April 30, 1998, 1999 and 2000 by HK$547, HK$424 and HK$424
          respectively with no related income tax effect.

     (j)  Property, plant and equipment
          During the year ended April 30, 1999, an investment property that had a carrying value of HK$2,500 has been reclassified as land and buildings due to the change of its use. Under HK GAAP, the cost of such an asset upon transfer is deemed to be the carrying amount of the asset as stated under its original classification. Any previous revaluation reserve on the asset is frozen upon the transfer until the retirement or disposal of the assets. A debit revaluation reserve of HK$2,297 has been frozen in this respect and included in the investment property revaluation reserve. Depreciation is then provided to write off the carrying amount over the unexpired lease terms.

          Under US GAAP, the amounts transferred are its historical cost of HK$4,894 and respective accumulated depreciation of HK$586 as investment properties are recorded at their historical costs (see note 17(i)). The net effect arising from the different accounting treatment, as aforesaid, would have increased the depreciation charge of HK$48 for each of the years in the two year period ended April 30, 2000 with no related income tax effect.

     (k)  Related party transactions
          Under US GAAP significant related party advances are recorded as a reduction to equity as opposed to an asset.

          In October 1997, the Group sold a building to its major shareholder and recognized a gain of HK$2,904. Under US GAAP, such gain would be recorded as a capital contribution. Accordingly, there would be no effect on the shareholders' equity under US GAAP.

     (l)  Deferred taxes
          Under HK GAAP provision for deferred taxes is calculated under the liability method for all material timing differences to the extent that it is probable that these will crystallize in the foreseeable future. Under US GAAP provision for deferred taxes requires the recognition of deferred tax assets and liabilities for the estimated future tax effects attributable to temporary differences without regard to the probability of future reversal. As the temporary differences are considered as not material, no provision for deferred taxes has been made under US GAAP.

     (m)  Share premium
          The Company has created a share premium of HK$48,944 following the public offering of 1,679,000 shares of common stocks. Under US GAAP these amounts would be termed additional paid-in capital, however, no adjustment would be required to total shareholders' equity.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


17. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

     (n)  Warrant reserve
          As a result of the different accounting treatments as detailed in note 17(d) and (e) in respect of the discount on convertible debentures and stock-based transactions, effects on the warrant reserve under US GAAP are as follows:
          - the portion allocable to the detachable warrants of HK$534 is accounted for as warrant reserve;
          - the stock-based compensation cost of HK$464 arising from the issue of warrants to a consultant was recorded in the Company's warrant reserve.
          However, no adjustment would be required to total shareholders' equity.

     (o)  Operating income
          Under HK GAAP, interest income of HK$212, HK$1,690 and HK$2,668 for each of the years in the three year period ended April 30, 2000 has been included in arriving at the operating income, while under US GAAP, such income is excluded. Accordingly, the operating income under US GAAP would be HK$31,538, HK$39,450 and HK$38,320 for each of the years in the three year period ended April 30, 2000.

     (p)  Comprehensive income
          The Company has adopted SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. There were no items of comprehensive income as defined by SFAS No. 130 for any of the periods presented.

     (q)  Statement of cash flows
          Under US GAAP, net movements of income taxes payable is included in arriving at the net cash flows from operating activities while under HK GAAP, such movements are excluded and the income taxes paid for the year is shown separately under taxation in the statement of cash flows. In addition, under US GAAP, movements of advances from banks repayable within three months from the date of the advance are included under financing activities whereas under HK GAAP, such advances are included in cash and cash equivalents and their movements are shown as change in cash and cash equivalents.

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


17. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

     The following table summarized the effect on net income of differences between HK GAAP and US GAAP.

                                                                        Year ended April 30

                                                             1998         1999         2000         2000
                                                             HK $         HK $         HK $         US $
     Net income as reported under HK GAAP                  22,456       34,157       35,720        4,621
     US GAAP material adjustments:
      - Depreciation on investment properties                (547)        (424)        (424)         (55)
      - Depreciation on property                                -          (48)         (48)          (6)
      - Capitalized deferred costs                           (898)           -            -            -
      - Amortization of costs for shares issuable
          to note holders                                  (6,049)           -            -            -
      - Gain on disposal of an investment property
          to a related party                               (2,904)           -            -            -
      - Additional gain on disposal of an
          investment property                                  76            -            -            -
      - Amortization of Deen Merger costs                      64           83          686           89
      - Amortization of goodwill                                7            7            7            1
      - Amortization of financial consulting
          fee paid to the representative in the public
          offering                                              -         (417)        (275)         (36)
      - Amortization of discount on convertible
          debentures                                            -            -         (238)         (31)
      - Compensation costs for consulting services              -            -         (136)         (18)
      - Compensation costs for agency services                  -            -         (328)         (42)
                                                        ---------   ----------   ----------   ----------
     Net income under US GAAP                              12,205       33,358       34,964        4,523
                                                        ---------   ----------   ----------   ----------
                                                        ---------   ----------   ----------   ----------

     Numerator:
     Net income used in computing basic
          earnings per share under US GAAP                 12,205       33,358       34,964        4,523
     Interest on 3% convertible debentures                      -            -          251           32
                                                        ---------   ----------   ----------   ----------
     Net income used in computing diluted
          earnings per share under US GAAP                 12,205       33,358       35,215        4,555
                                                        ---------   ----------   ----------   ----------
                                                        ---------   ----------   ----------   ----------

     Denominator:
     Weighted average number of shares outstanding
          under HK GAAP - basic                         4,539,128    6,347,046    6,589,415    6,589,415
     Shares for Deen Merger                                61,878            -            -            -
                                                        ---------   ----------   ----------   ----------
     Weighted average number of shares outstanding
          under US GAAP - basic                         4,601,006    6,347,046    6,589,415    6,589,415
     Effect of dilutive potential ordinary shares:
          3% convertible debentures                             -            -      337,239      337,239
          Warrants                                          4,854            -       17,986       17,986
          Stock options                                         -          514            -            -
                                                        ---------   ----------   ----------   ----------
     Weighted average number of shares outstanding
          under US GAAP - diluted                       4,605,860    6,347,560    6,944,640    6,944,640
                                                        ---------   ----------   ----------   ----------
                                                        ---------   ----------   ----------   ----------

     Earnings per share under
          US GAAP
            - Basic                                          2.65         5.26         5.31         0.69
                                                        ---------   ----------   ----------   ----------
                                                        ---------   ----------   ----------   ----------

            - Diluted                                        2.65         5.26         5.07         0.66
                                                        ---------   ----------   ----------   ----------
                                                        ---------   ----------   ----------   ----------

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


17. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

     The following table summarized the effect on shareholders' equity of the differences between HK GAAP and US GAAP.

                                                                   As of April 30
                                                          1999             2000      2000
                                                          HK $             HK $      US $
                                                       -------         --------   -------
     Shareholders' equity as reported
       under HK GAAP                                   128,428          188,179    24,344
     Cumulative effect of depreciation
       on investment properties                         (2,122)          (2,546)     (329)
     Cumulative effect of depreciation
       on property                                        (537)            (585)      (76)
     Capitalized Deen Merger costs                        (686)               -         -
     Reduction for related company advance              (2,752)          (3,406)     (440)
     Deferral of future financial consulting paid
       to the representative in the public offering        418              143        18
     Unamortized discount on convertible
       debentures                                            -              296        38
     Reduction for goodwill recorded
       on the merger of the Company
       and Lorenzo                                         (61)             (54)       (7)
     Surplus arising on revaluation of
       investment properties                            (6,412)          (3,212)     (415)
     Deficit frozen upon transfer of an investment
       property to land and building                     2,297            2,297       297
                                                       -------         --------   -------

     Shareholders' equity under US GAAP                118,573          181,112    23,430
                                                       -------         --------   -------
                                                       -------         --------   -------

                             LJ INTERNATIONAL INC.

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

            (Amounts in thousands, except share and per share data)


17. SUMMARY OF DIFFERENCES BETWEEN HONG KONG AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

     Impact of recently issued US GAAP accounting standards

     Financial instruments
     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 137, "Accounting for derivative instruments and hedging activities" which delayed the effective date of SFAS No. 133 "Accounting for derivative instruments and hedging activities" for one year. SFAS No. 133 provides guidance for the recognition and measurement of derivatives and hedging activities. It requires an entity to record, at fair value, all derivatives as either assets or liabilities in the balance sheet, and it establishes specific accounting rules for certain types of hedges. SFAS No. 133 is now effective for fiscal years beginning after June 15, 2000 and will be adopted by the Group when required, if not earlier. The Group currently does not hold or issue derivative financial instruments in the normal course of business. Accordingly, adoption of SFAS No. 133 is not expected to affect the Group's financial statements.

     Revenue recognition
     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, "Revenue recognition in financial statements", which provides guidance on applying generally accepted accounting principles for recognizing revenue. SAB 101 is effective for fiscal years beginning after December 15, 1999. The impact, if any, of adopting SAB 101 on the Group's consolidated financial position, results of operations and cash flows, has not been determined.